$375,000,000

        AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                          dated as of

                       November 30, 1998


                             among


                        MILACRON INC.,

     CINCINNATI MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH,

                   THE LENDERS LISTED HEREIN

                              and

                    BANKERS TRUST COMPANY,
                           as Agent


                       TABLE OF CONTENTS

                                                         Page

SECTION 1.  DEFINITIONS.                                  1

        1.1  Definitions                                  1
        1.2  Accounting Principles                        27
        1.3  Other Definitional Provisions                27
        1.4  Closing Date                                 27

SECTION 2.  AMOUNT AND TERMS OF LOANS.                    27

        2.1  The Revolving Loans                          27
        2.2  Minimum Amount of Each Borrowing             29
        2.3  Notice of Borrowing                          30
        2.4  Disbursement of Funds                        31
        2.5  Evidence of Debt                             32
        2.6  Conversion or Continuation of Revolving
                Loans                                     33
        2.7  Pro Rata Borrowings and Issuances            34
        2.8  Interest                                     34
        2.9  Interest Periods                             36
        2.10  Increased Costs, Illegality, etc.           37
        2.11  Compensation                                42
        2.12  Proceeds of Revolving Loans                 43
        2.13  Fees and Commissions                        43
        2.14  Letters of Credit.                          44
        2.15  Replacement Lender                          52
        2.16  Certain Computations                        53
        2.17  Change of Lending Office                    53
        2.18  EURO Provisions                             54

SECTION 3.  REDUCTIONS IN COMMITMENTS; PREPAYMENTS AND
               PAYMENTS.                                  55

        3.1  Voluntary Reductions in Total Revolving
                Loan Commitment                           55
        3.2  Voluntary Prepayments                        55
        3.3  Mandatory Prepayments                        56
        3.4  Method and Place of Payment                  57
        3.5  Net Payments                                 57

SECTION 4.  CONDITIONS TO REVOLVING LOANS AND LETTERS
               OF CREDIT.                                 58

        4.1  Conditions to All Revolving Loans            58
        4.2  Conditions to All Letters of Credit          59

SECTION 5.  AFFIRMATIVE COVENANTS.                        60

        5.1  Furnish Financial Statements and
                Information, etc.                         60
        5.2  Inspection                                   61
        5.3  Taxes, Charges, etc.                         61
        5.4  Corporate Existence, etc.                    62
        5.5  Notice of Default                            62
        5.6  Consolidated Net Worth                       62
        5.7  ERISA                                        62
        5.8  Insurance                                    63
        5.9  Maintenance of Property                      63
        5.10  Compliance with Laws, etc.                  63
        5.11  Consolidated Total Indebtedness to
                Consolidated EBITDA                       64
        5.12  Environmental Events                        64
        5.13 Year 2000                                    65

SECTION 6.  NEGATIVE COVENANTS.                           65

        6.1  Liens                                        65
        6.2  Restrictions on Fundamental Changes          67
        6.3  Domestic Subsidiary Indebtedness             68
        6.4  Fixed Charge Coverage Ratio                  69
        6.5  ERISA                                        69
        6.6  Sale or Discount of Notes Receivables        69
        6.7  Amendments or Waivers of Charter or By-
                laws or of Certain Documents Relating
                to Certain Indebtedness                   70
        6.8  Sale-leaseback Transactions                  70
        6.9  No Further Negative Pledges                  71
        6.10  Refinancing Indebtedness                    71
        6.11  Investments                                 71
        6.12  Sale, Transfer, etc. of Assets              72

SECTION 7.  EVENTS OF DEFAULT.                            72

        7.1  Failure To Make Payments When Due            72
        7.2  Breach of Certain Covenants                  72
        7.3  Breach of Warranty                           72
        7.4  Default in Other Agreements                  73
        7.5  Judgments                                    73
        7.6  Other Defaults Under Agreement or Loan
                Documents                                 73
        7.7  Bankruptcy; Appointment of Receiver,
                Dissolution, etc.                         73
        7.8  Unfunded ERISA Liabilities                   74
        7.9  Change in Control                            74

SECTION 8.  REPRESENTATIONS, WARRANTIES AND
               AGREEMENTS.                                76

        8.1  Financial Information; Undisclosed
                Liabilities                               76
        8.2  Adverse Changes                              77
        8.3  Litigation                                   77
        8.4  Authorization, etc.                          77
        8.5  Corporate Status                             78
        8.6  Title; Insurance                             78
        8.7  Taxes, etc.                                  79
        8.8  ERISA                                        79
        8.9  Margin Regulations                           80
        8.10  Disclosure                                  80
        8.11  Patents, Trademarks, etc.                   80
        8.12  Environmental Matters                       81
        8.13  Year 2000                                   82

SECTION 9.  AGENT.                                        83

        9.1  Appointment                                  83
        9.2  Nature of Duties                             83
        9.3  Rights, Exculpation, etc.                    84
        9.4  Reliance                                     84
        9.5  Indemnification                              85
        9.6  The Agent, Individually                      85
        9.7  Holders of Notes                             85
        9.8  Resignation by the Agent                     86
        9.9  Removal                                      86

SECTION 10.  CONDITIONS PRECEDENT.                        87

        10.1  Conditions to Effectiveness                 87

SECTION 11.  MISCELLANEOUS.                               88

        11.1  Exercise of Rights                          88
        11.2  Amendment and Waiver, etc                   89
        11.3  Expenses and Indemnification                90
        11.4  Successors and Assigns; Participations
                and Assignments                           92
        11.5  Notices, Requests, Demands                  95
        11.6  Determination of Dollar Equivalent          96
        11.7  Survival of Representations and
                Warranties                                96
        11.8  Governing Law                               96
        11.9  Counterparts                                96
        11.10  Set-Off                                    96
        11.11  Proration of Excess Payments               97
        11.12  Submission to Jurisdiction; Venue;
                Waiver of Jury Trial                      98
        11.13  Survival                                   99
        11.14  Lender's Representation and Certain
                Agreements                                99
        11.15  Headings                                   101
        11.16  Change in Accounting Principles            101
        11.17  Defaulting Lender                          101
        11.18  Confidentiality                            102
        11.19  Judgment Currency                          103
        11.20  Register                                   104

        SCHEDULES
        Schedule 2.1    - Lenders' Revolving Loan Commitment
                          and Pro Rata Share
        Schedule 6.11   - Investments
        Schedule 8.6(b) - Insurance

EXHIBITS

EXHIBIT A-1  - Form of Dollar Revolving Note
EXHIBIT A-2  - Form of Deutsche Mark Revolving Note
EXHIBIT B-1  - Form of Notice of Borrowing
EXHIBIT B-2  - Form of Notice of Conversion/Continuation
EXHIBIT B-3  - Form of Request for Issuance
EXHIBIT C-1  - Form of Opinion of Cravath, Swaine & Moore
EXHIBIT C-2  - Form of Opinion of Wayne F. Taylor
EXHIBIT C-3  - Form of Opinion of German Counsel
EXHIBIT D    - Form of Opinion of Cahill Gordon & Reindel
EXHIBIT E    - Form of Officers' Certificate
EXHIBIT F    - Form of Company Guaranty
EXHIBIT G    - Form of Assignment and Assumption Agreement



  AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated November 30, 1998 (the "Agreement") among MILACRON INC., a Delaware corporation (the "Borrower" and the "Company"), CINCINNATI MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH, a German corporation (the "German Borrower" and, collectively with the Company, the "Borrowers"), the LENDERS listed on Schedule 2.1 hereto (each, a "Lender" and collectively, the "Lenders") and BANKERS TRUST COMPANY, as the agent for the Lenders (in such capacity, the "Agent"). All capitalized terms used herein and not otherwise defined shall have the meaning specified in
Section 1.1.


                       R E C I T A L S :


          WHEREAS, the Company has requested that the Agent and the Lenders amend and restate the Existing Credit Agreement to provide for, among other things, an increase in the amount of the Commitments and the modification of certain covenants;

          WHEREAS, the Company, the Lenders and the Agent desire to amend and restate the Existing Credit Agreement in connection therewith and to reflect certain other agreed upon changes, all upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company, the German Borrower, the Lenders and the Agent hereto agree as follows:

          SECTION 1.  DEFINITIONS.

          1.1 Definitions. As used herein the following terms shall have the meanings herein specified:

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Agent's Office" shall mean the office of the Agent located at 130 Liberty Street, New York, New York 10006, or such other office in New York as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Agreement" shall mean this Amended and Restated
Revolving Credit Agreement, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Alternate Currency" shall mean Deutsche Marks.

          "Alternate Currency Equivalent" shall mean the Deutsche Mark Equivalent.

          "Alternate Currency Loan" shall mean any Alternate
Currency Revolving Loan.

          "Alternate Currency Revolving Loan" shall mean a
Deutsche Mark Revolving Loan.

          "Alternative Currency Sublimit" shall have the meaning provided in Section 2.1(b).

          "Applicable" shall mean, with respect to Regulation D being applicable to any determination of the Deutsche Mark Euro Rate, that Regulation D reserves would be applicable to the Deutsche Mark Revolving Loan as to which such interest rate would apply (including by giving effect to the assumption that a Lender had funded such Deutsche Mark Revolving Loan through the purchase of a Deutsche Mark deposit by a Subsidiary or Affiliate of such Lender in the London interbank market and the transfer thereof to such Lender from such Subsidiary or Affiliate).

          "Applicable Borrowing Margin" shall mean:

          (a) with respect to Eurodollar Loans and Alternate Currency Loans, if the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, as evidenced by the Compliance Certificate of the Company from the preceding quarter and upon receipt of such Compliance Certificate the relevant applicable Borrowing Margin will be given effect, is (x) greater than 3.25 to 1.0, 2.125% per annum,
     (y) equal to or less than 3.25 to 1.00 but greater than
     2.75 to 1.0, 1.500% per annum, (z) equal to or less than
     2.75 to 1.0 but greater than 2.50 to 1.0, 1.250% per annum, (xx) equal to or less than 2.50 to 1.0 but greater than 2.25 to 1.0, 1.000% per annum (yy) equal to or less than 2.25 to 1.0 but greater than 2.00 to 1.0, .750% per annum, (zz) equal to or less than 2.00 to 1.0 but greater than 1.50 to 1.0 .550% per annum and (xxx) equal to or less than 1.50 to 1.0, .350% per annum; and

          (b) with respect to Fixed CD Rate Loans, if the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, as evidenced by the Compliance Certificate of the Company from the preceding quarter and upon receipt of such Compliance Certificate the relevant applicable Borrowing Margin will be given effect, is (x) greater than
     3.25 to 1.0, 3.375% per annum, (y) equal to or less than
     3.25 to 1.00 but greater than 2.75 to 1.0, 2.750% per
     annum, (z) equal to or less than 2.75 to 1.0 but greater than 2.50 to 1.0, 2.500% per annum, (xx) equal to or less than 2.50 to 1.0 but greater than 2.25 to 1.0, 2.250% per annum, (yy) equal to or less than 2.25 to 1.0 but greater than 2.00 to 1.0, 1.325% per annum (zz) equal to or less than 2.00 to 1.0 but greater than 1.50 to 1.0, 1.305% per annum and (xxx) equal to or less than 1.50 to 1.0, 1.285% per annum.

          "Applicable Currency" shall mean Dollars and each Available Alternate Currency.

          "Applicable Fee Percentage" shall mean, with respect to the Facility Fee as defined in Section 2.13, if the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, as evidenced by the Compliance Certificate of the Company from the preceding quarter and upon receipt of such Compliance Certificate the relevant Applicable Fee Percentage will be given effect, is (x) greater than 3.25 to 1.0, .375% per annum,
(y) equal to or less than 3.25 to 1.0 but greater than 2.75 to 1.0, .375% per annum, (z) equal to or less than 2.75 to 1.0 but greater than 2.50 to 1.0, .250% per annum, (xx) equal to or less than 2.50 to 1.0 but greater than 2.25 to 1.0, .250% per annum, (yy) equal to or less than 2.25 to 1.0 but greater than
2.00 to 1.0, .250% per annum, (zz) equal to or less than 2.00 to 1.0 but greater than 1.50 to 1.0, .200% per annum and (xxx) equal to or less than 1.50 to 1.0, .150% per annum.

          "Authorized Officer" shall mean, in the case of the Company, any of the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any vice-president, the secretary or the general counsel or, in case of the German Borrower, any of its managing directors or any other officer of the Borrower or German Borrower, as the case may be, who is designated in writing to the Agent and the Issuing Lender by any of the foregoing officers of such Borrowers as being authorized to give such notices under this Agreement.

          "Available Alternate Currency" shall mean the Alternate Currency except to the extent that the Agent has given notice to the Company and the German Borrower pursuant to
Section 2.10(a) (which notice has not been rescinded by the Agent) that the Alternate Currency is no longer available.

          "Average Life" shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the product of (i) the number of days from such date to the date of each successive scheduled principal or redemption payment of such Indebtedness multiplied by (ii) the amount of such principal or redemption payment by (b) the sum of all such principal or redemption payments, and then by (c) 365.25.

          "Bankruptcy Code" shall mean Title 11 of the United
States Code entitled "Bankruptcy," as amended from time to time, and any successor statute.

          "Base Rate" shall mean at any time the higher of
(i) the Federal Funds Rate plus 1/2 of 1% and (ii) the Prime
Lending Rate.

          "Base Rate Loan" or "Base Rate Loans" shall mean any Dollar Revolving Loan or Dollar Revolving Loans during any period during which such Dollar Revolving Loan or Dollar Revolving Loans are bearing interest at the rates provided for in Section 2.8(a).

          "Borrower" shall mean Milacron Inc., a Delaware corporation.

          "Borrowing" shall mean and include the incurrence pursuant to a Notice of Borrowing and to the Loan Facility of one Type of Revolving Loan from all the Lenders on a given date, having the same Interest Period; provided, however, that Revolving Loans of a different Type extended pursuant to
Section 2.10(b) shall be considered part of the related
Borrowing.

          "BTCo" shall mean Bankers Trust Company.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Fixed Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank Eurodollar market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the city where the applicable Payment Office of the Agent is located including, but not limited to, German banking holidays, including but not limited to those in Frankfurt, in respect of such Fixed Rate Loan.

          "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

          "Capitalized Lease Obligations" of any Person shall mean all obligations under Capital Leases of such Person or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United
States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition,
(ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by S&P or the equivalent thereof by Moody's having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of
(x) any Lender or (y) any domestic financial institution having a short-term commercial paper rating (at the time of acquisition of such security) by S&P of at least A-1 or the equivalent thereof or by Moody's of at least P-1 or the equivalent thereof (any such Lender or financial institution, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition, (v) repurchase agreements with any bank or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash
Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -
- Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985 and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (v) above.

          "CD Office" shall mean the office of each Lender set forth opposite its name on the signature page of this Agreement under such heading, or if no such office is set forth opposite its name, then its Domestic Office, or such other office as such Lender may specify from time to time.

          "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time.

          "Certain Existing Indebtedness" shall mean (i) the
$115,000,000 aggregate principal amount of 8 3/8% Notes of the Company due 2004 and (ii) the $100,000,000 aggregate principal amount of 7 7/8% Notes of the Company due 2000.

          "Certificate of Deposit Rate" shall mean, with respect to each Interest Period for a Fixed CD Rate Loan, the average (rounded upward to the next whole multiple of 1/100 of 1%) of the consensus bid rates determined by the Agent for the bid rates per annum, at approximately 10:00 a.m. (New York time) on the first day of such Interest Period, of two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value from the Agent in New York of its certificates of deposit in an aggregate amount approximately comparable to the Fixed CD Rate Loan to which such Interest Period is applicable and with a maturity equal to such Interest Period.

          "Closing Date" is defined in Section 1.4 hereof.

          "CMKE" shall mean Cincinnati Milacron
Kunststoffmaschinen Europa GmbH, a German corporation and a wholly-owned Subsidiary of the Company.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute thereto. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

          "Commitment" shall mean, with respect to each Lender, the amount specified opposite such Lender's name on Schedule
2.1 hereto, as the same may be reduced from time to time pursuant to Section 3.1 hereof.

          "Company" shall have the meaning provided in the preamble of this Agreement.

          "Company Guarantee" shall have the meaning provided in Section 10.1(a)9.

          "Compliance Certificate" means a certificate delivered to the Lenders by the Company pursuant to Section
5.1(d)(ii).

          "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability and including expenditures for maintenance and repairs which should in accordance with GAAP be capitalized on the balance sheet of the Company and all obligations with respect to Capital Leases and all capitalized interest) by the Company and its Consolidated Subsidiaries during that period, which, in conformity with GAAP, are included or required to be included in "additions to property, plant or equipment" or similar items reflected in the consolidated statement of cash flows of the Company.

          "Consolidated EBIT" means, without duplication, for any consecutive four fiscal quarter period, the sum of the amounts for such period of (i) the Company's Consolidated Net Income, excluding therefrom any extraordinary or non-recurring items of gain or loss for such period (including, but not limited to, the loss resulting from discontinued operations in the fiscal quarter ending September 30, 1998 in the amount of $39,100,000), plus (ii) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of (a) the provision for taxes based on income of the Company and its Consolidated Subsidiaries and (b) Interest Expense, all as determined on a consolidated basis for the Company and its Consolidated Subsidiaries for such period in conformity with GAAP.

          "Consolidated EBITDA" means, without duplication, for any consecutive four fiscal quarter period, the sum of the amounts for such period of (i) the Company's Consolidated Net Income, excluding therefrom any extraordinary or non-recurring items of gain or loss for such period (including, but not limited to, the loss from discontinued operations in the fiscal quarter ending September 30, 1998 in the amount of $39,100,000), plus (ii) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of (a) the provision for taxes based on income of the Company and its Consolidated Subsidiaries, (b) Interest Expense and (c) depreciation, amortization and other similar non-cash expenses of the Company and its Consolidated Subsidiaries, all as determined on a consolidated basis for the Company and its Consolidated Subsidiaries for such period in conformity with GAAP.

          "Consolidated Net Income" of the Company for any period shall mean the net earnings of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period, after all proper charges, including charges for depreciation, depletion, obsolescence, amortization, interest on indebtedness and all taxes, including taxes in respect of income.

          "Consolidated Net Worth" shall mean, as at any date at which the amount thereof shall be determined, the sum for the company and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP) of the following:
(i) the amount of capital stock and paid in capital (excluding the cost of treasury shares or other similar equity interests), plus (ii) the amount of surplus and retained earnings (or, in the case of surplus or retained earnings deficit, minus the amount of such deficit).

          "Consolidated Subsidiary" shall mean, with respect to the Company, each Subsidiary of the Company the accounts of which are consolidated in the financial statements referred to in Section 8.1 or 5.1.

          "Consolidated Total Indebtedness" shall mean the aggregate of all Total Indebtedness of the Company and its Consolidated Subsidiaries determined on a consolidated basis; provided, however, that such amount shall be reduced by the amount in Dollars of cash and Cash Equivalents on the consolidated balance sheet of the Company and its Consolidated Subsidiaries on a consolidated basis in conformity with GAAP in excess of $25,000,000 as of the date of the amount thereof shall be determined; and provided further, however, that for the purposes of determining the ratio of Consolidated Total Indebtedness to Consolidated EBITDA in connection with any determination of the Applicable Borrowing Margin, such amount for the fiscal quarter ending September 30, 1998 shall also be reduced by the amount of $180,000,000 received in connection with the divestiture of the "Machine Tools" group.

          "Contingent Obligations" shall mean, as to any Person, without duplication, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum amount that such Person may be obligated to expend pursuant to the terms of such Contingent Obligation or, if such Contingent Obligation is not so limited, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such person in good faith.

          "Contractual Obligation" shall mean, as applied to any Person, any provision of any security issued by that Person or of any loan or credit agreement, indenture, mortgage, lease or other instrument or agreement.

          "Default" shall mean any event, act or condition which with notice or lapse of time or both would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Defaulting Lender" shall mean (i) any Lender that fails in its obligation to fund any Revolving Loan pursuant to
Section 2.1 and such failure continues for five Business Days;
(ii) any Lender as to which any event of the type described in
Section 7.7 occurs (with all references in such Section to the Borrower instead being to such Lender); (iii) any Lender as to which any Governmental Authority (including, without limitation, the OTS, RTC, FDIC, OCC or Federal Reserve Board) directly or indirectly seizes, takes possession of or undertakes, authorizes or orders similar action with respect to, or authorizes, or orders the liquidation, dissolution, winding up, sale, transfer or other disposition of, or takes steps or institutes proceedings or otherwise proceeds to liquidate, dissolve, wind up, sell, transfer or otherwise dispose of, such Lender or all or any part of such Lender's property or appoints or authorizes or orders the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator or other officer or entity having similar powers over such Lender or over all or any part of such Lender's property; or (iv) any Lender that fails in its obligation to make available to an Issuing Lender such Lender's participation in any unreimbursed amount of any drawing under any Letter of Credit as provided in Section 2.14(a) and such failure continues for five Business Days.

          "Deutsche Mark Equivalent" shall mean, at any time for the determination thereof, the amount of Deutsche Marks which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 a.m. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

          "Deutsche Mark Euro Rate" shall mean (a) (i) the rate per annum that appears on page 3750/3740 of the Dow Jones Telerate Screen (or any successor page) for Deutsche Mark deposits with maturities comparable to the Interest Period applicable to the Deutsche Mark Loans subject to the respective Borrowing, determined as of 11:00 A.M. (London time) on the date which is three Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750/3740 of the Dow Jones Telerate Screen (or any successor page), (ii) the offered quotation to first-class banks in the London interbank Eurodollar market by BTCo for Deutsche Mark deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Deutsche Mark Loan of BTCo with maturities comparable to the Interest Period applicable to such Deutsche Mark Loan commencing two Business Days thereafter as of 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, in either case divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) to the extent Applicable; provided, in the event that the Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Deutsche Mark Loans, the Deutsche Mark Euro Rate determined pursuant to clause (a) of this definition shall instead be the rate determined by BTCo as the all-in cost of funds for BTCo to fund such Deutsche Mark Loan with maturities comparable to the Interest Period applicable thereto.

          "Deutsche Mark Loan" shall mean a Deutsche Mark
Revolving Loan.

          "Deutsche Mark Revolving Loan" shall have the meaning provided in Section 2.1(b).

          "Deutsche Mark Revolving Note" shall have the meaning provided in Section 2.5(a).

          "Deutsche Marks" shall mean freely transferable lawful money of Germany.

          "Dividends" shall mean any dividends declared or paid on the shares of capital stock of the Company (other than stock dividends), any cash distribution to the stockholders of the Company or any funds set aside for any such purpose and the excess of the cost of redemption or purchase by the Company of any of its shares of capital stock of any class over any cash proceeds from the sale of other shares of the Company's capital stock of any class used for the purpose of such redemption or purchase.

          "Dollar Equivalent" shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of Deutsche Marks involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 a.m. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

          "Dollar Loan" shall mean each Dollar Revolving Loan.

          "Dollar Revolving Loan" shall have the meaning provided in Section 2.1(b).

          "Dollar Revolving Note" shall have the meaning provided in Section 2.5(a).

          "Dollars" and the symbol "$" shall each mean freely transferable lawful money of the United States.

          "Domestic Office" shall mean the office of each Lender set forth opposite its name on the signature pages of this Agreement under such heading, or if only one office is set forth opposite its name, then such office.

          "Domestic Subsidiary" shall mean a Subsidiary whose jurisdiction of incorporation is within the United States that is not a Foreign Subsidiary.

          "Effective Date" shall mean November 30, 1998.

          "Eligible Assignee" shall have the meaning assigned to such term in Section 11.4(c).

          "Eligible Transferee" shall mean and include a commercial bank, financial institution or other accredited investor" (as defined in Regulation D of the Securities Act).

          "EMU" shall have the meaning provided in Section
2.18.

          "Environmental Laws" shall mean the common law and all Federal, state, local and foreign laws or regulations, guidance or standards codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder now or hereafter in effect, including, without limitation, CERCLA, RCRA, FWPCA, FCAA and TSCA, relating to pollution or protection of human health and the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of and exposure to pollutants, constituents, hazardous or toxic substances or wastes, including, without limitation, asbestos or asbestos containing material, petroleum, including crude oil or any fraction thereof, or any petroleum product (collectively referred to as "Hazardous Materials") into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or (ii) relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground storage tanks, as defined by any law regulating Hazardous Materials, and emissions, discharges, releases or threatened releases therefrom.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b) or (c) of the Code of which the Company is a member; provided, however, that for purposes of those provisions of Sections 5.7, 6.5, 7.8 and 8.8 hereof relating to Section 412 of the Code or Section 302 of ERISA, the term "ERISA Affiliate" shall also mean any such person that is a member of any group of persons described in Section 414(m) or (o) of the Code of which the Company is a member.

          "Euro" shall have the meaning provided in Section
2.18.

          "Eurodollar Loan" or "Eurodollar Loans" shall mean any Revolving Loan or Revolving Loans during any period during which such Revolving Loan or Revolving Loans are maintained in Eurodollars or otherwise are bearing interest at the rates provided for in Section 2.8(b).

          "Eurodollar Office" shall mean the office of each Lender set forth opposite its name on the signature pages of this Agreement under such heading, or if only one office is set forth opposite its name, then such office, or such other office as such Lender may specify from time to time.

          "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the Interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 a.m. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall mean each of the Events of Default provided in Section 7.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing Credit Agreement" shall mean the credit agreement as amended and restated as of December 31, 1994 by and among the Company (formerly Cincinnati Milacron Inc.), CMKE, the lenders listed in Schedule 2.1 thereto and BTCo as Agent and as amended, modified and supplemented in accordance with the terms thereof prior to the Effective Date.

          "Facility Fee" shall have the meaning assigned to such term in Section 2.13.

          "Fair Market Value" shall mean, in respect of any property of the Company and its Subsidiaries, the fair market value thereof, determined in the good faith judgment of the chief financial officer of the Company on the basis of an assumed arms-length sale of such property to an independent Person not affiliated with the Company or its Subsidiaries, assuming neither party is under any compulsion to buy or sell and that each has knowledge of all relevant facts and circumstances.

          "FCAA" shall mean the Federal Clean Air Act, as amended.

          "FDIC" shall mean the Federal Deposit Insurance
Corporation and any successor entity.

          "Federal Funds Rate" shall mean on any one day the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published as of such day by the Federal Reserve Lender of New York; provided that if such day is not a Business Day, the Federal Funds Rate shall be measured as of the immediately preceding Business Day.

          "Fees" shall mean the fees and commissions payable pursuant to Sections 2.13 and 2.14(f)(1)(ii), (2) and (3).

          "Final Maturity Date" means January 31, 2002 unless such date is extended for one year; provided, however, that the Company gives the Agent written notice no later than January 15, 2001 of its desire to extend the Final Maturity Date, which extension shall be subject to the consent of each Lender (other than a Defaulting Lender).

          "Fixed CD Rate" shall mean with respect to each Interest Period in respect of a Fixed CD Rate Loan the sum (rounded upward to the next whole multiple of 1/100 of 1%) of
(A) the Certificate of Deposit Rate for the Interest Period in respect of a Fixed CD Rate Loan plus (B) the then daily net annual assessment rate as estimated by the Agent on the first day of such Interest Period for determining the current annual assessment payable by the Agent to the FDIC for insuring a negotiable certificate of deposit of at least $100,000 with a maturity equal to such Interest Period of any member bank of the Federal Reserve System.

          "Fixed CD Rate Loan" or "Fixed CD Rate Loans" shall mean any Revolving Loan or Revolving Loans during any period during which such Revolving Loan or Revolving Loans are bearing interest at the rates provided for in Section 2.7(c).

          "Fixed Charges" of a Person for any period shall mean, without duplication, the sum of (i) Interest Expense plus
(ii) Dividends.

          "Fixed Rate" shall mean and include the Fixed CD
Rate, the Eurodollar Rate and the Deutsche Mark Euro Rate.

          "Fixed Rate Loan" shall mean any Fixed CD Rate Loan, any Eurodollar Loan and any Deutsche Mark Loan.

          "Foreign Subsidiary" shall mean any Subsidiary of the Company, wherever incorporated, which operates and owns or leases assets principally outside the United States.

          "Funding Date" shall mean the date of the funding of a Revolving Loan.

          "FWPCA" shall mean the Federal Water Pollution
Control Act, as amended.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

          "German Borrower" shall mean CMKE.

          "Government Acts" shall have the meaning assigned to such term in Section 2.14.

          "Governmental Authority" shall mean any federal, state, local, foreign or other governmental or administrative (including self-regulatory) body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body including, without limitation, those governing the regulation and protection of the environment.

          "Guarantor" shall mean the Company in respect of Obligations of the German Borrower hereunder.

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations and (vii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables, accrued expenses, accrued dividends and accrued income taxes, in each case arising in the ordinary course of business.

          "Information Systems and Equipment" shall mean all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by the Company or any of its Subsidiaries, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of its Subsidiaries' conduct of their business.

          "Interest Determination Date" shall mean, with respect to any Fixed Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Fixed Rate Loan.

          "Interest Expense" of the Company for any period shall mean the total interest expense, whether paid in cash or accrued as a liability, less any interest income of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided that Interest Expense shall be deemed to be $1 if the above calculation would otherwise result in zero or a negative number; and provided, further, that Interest Expense shall include without duplication (i) any payment or accrual of interest on a obligation held by an entity that is a pass-through entity for Federal income tax purposes and is not a Consolidated Subsidiary and (ii) any payment of fees and expenses under the Receivables Purchase Agreement.

          "Interest Payment Date" shall mean, with respect to any Fixed Rate Loan, the last day of the Interest Period applicable thereto; provided that in the case of any Eurodollar Loan or Alternate Currency Loan having an Interest Period of six months or any Fixed CD Rate Loan having an Interest Period of 180 days, "Interest Payment Date" shall also include each Interest Period Anniversary Date for such Interest Period.

          "Interest Period" with respect to any Revolving Loan shall mean the interest period applicable thereto, as determined pursuant to Section 2.9.

          "Interest Period Anniversary Date" shall mean, for any Interest Period applicable to a Eurodollar Loan or Alternate Currency Loan that is six months and for any Interest Period applicable to a Fixed CD Rate Loan that is 180 days, the three-month anniversary or 90-day anniversary, respectively, of the commencement of that Interest Period with respect to such Eurodollar Loan or Alternate Currency Loan or Fixed CD Rate Loan.

          "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, stock or other Securities of any other Person or any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets, do not constitute a Consolidated Capital Expenditure or did not arise from sales to that other Person in the ordinary course of business, or any payment in respect of a Contingent Obligation in respect of an obligation of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided, however, that Investments made with or in exchange for intangible assets of the Company or its Subsidiaries (or the portion of the value of such Investment that is reasonably attributable to the value of any such intangible assets) shall be deemed to be valued at $1.00 for purposes of Section 6.11.

          "Issuing Lender" shall mean the Lender that agrees to issue a Letter of Credit, determined as provided in
Section 2.14.

          "Lender" shall have the meaning provided in the preamble of this Agreement.

          "Letter of Credit" or "Letters of Credit" means any standby letter or letters of credit or similar instrument (which shall be denominated in Dollars) issued or to be issued by an Issuing Lender for the account of the Company pursuant to
Section 2.14 for the purpose of supporting (i) workers' compensation liabilities of the Company, (ii) the obligations of third party insurers of the Company arising by virtue of the laws of any jurisdiction requiring third party insurers to obtain such letters of credit, (iii) obligations with respect to Capital Leases or Operating Leases of the Company, or
(iv) performance, payment, deposit or surety obligations of the Company if required by law or governmental rule or regulation or in accordance with custom and practice in the industry in which the Company and its Subsidiaries are engaged.

          "Letter of Credit Participation" has the meaning assigned to that term in Section 2.14(a).

          "Letters of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount that is, or, with respect to any Letter of Credit that by its terms provides for increases over time in the maximum amount available to be drawn thereunder, may become at any given time, available under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by all Issuing Lenders and not theretofore reimbursed by the Company; provided, however, the Letters of Credit Usage of an Issuing Lender shall be deemed to be only such portion of the Letters of Credit Usage of such Issuing Lender that is not subject to participation pursuant to Section 2.14(a).

          "Lien" shall mean any mortgage, pledge,
hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest or agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

          "Loan" shall have the meaning assigned to such term in Section 2.1(a).

          "Loan Documents" shall mean this Agreement, the Company Guarantee, the Notes, if any, and the Letters of Credit.

          "Loan Facility" shall mean the credit facility evidenced by the Total Revolving Loan Commitment.

          "Margin Stock" shall have the meaning provided in 12
C.F.R.  221.3(v) or in any successor provision thereto.

          "Material Adverse Effect" shall mean (i) any material adverse change with respect to the business, operations, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole or (ii) any fact or circumstance (net of available insurance coverage from financially sound insurers), including any pending or threatened litigation or proceeding, arising as to which singly or in the aggregate there is a reasonable likelihood of (x) a material adverse change described in clause (i) occurring or (y) the Company failing to perform in any material respect its respective material Obligations hereunder or under any of the other Loan Documents or the Lenders and the Agent becoming unable to enforce in any material respect their rights taken as a whole purported to be granted hereunder and under the other Loan Documents.

          "Moody's" shall mean Moody's Investors Service, Inc., or any successor to its rating business.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates is or has, within any of the preceding six years, been required to contribute.

          "Notes Receivable" shall mean promissory notes evidencing the obligations of purchasers of inventory consisting of equipment of the Company originally representing that portion of the purchase price of such inventory not paid to the Company in cash at the time of purchase.

          "Notice of Borrowing" shall have the meaning assigned to such term in Section 2.3.

          "Notice of Conversion/Continuation" shall have the meaning assigned to such term in Section 2.6.

          "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, Commercial Loan Division, l4th Floor, New York, New York 10006, Attention: Loan Department, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all obligations of every nature of the Company and the German Borrower, as the case may be, from time to time owed to the Agent and the Lenders or any of them under any of the Loan Documents.

          "OCC" shall mean the Office of the Comptroller of the Currency and any successor agency or other entity.

          "Officers' Certificate" shall mean, as applied to any corporation, a certificate executed on behalf of such corporation by an Authorized Officer; provided that every Officers' Certificate with respect to compliance with a condition precedent to the making of any Revolving Loan hereunder shall include (i) a statement that the officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been satisfied, and (iii) a statement as to whether, in the opinion of the signers, such condition has been satisfied.

          "Operating Lease" of any Person shall mean any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as Lessee which is not a Capital Lease.

          "Original Dollar Equivalent" shall mean, in respect of any Alternate Currency Revolving Loan, the Dollar Equivalent thereof at the time of the incurrence of such Alternate
Currency Revolving Loan.

          "OTS" shall mean the Office of Thrift Supervision and any of its successors or assigns.

          "Payment Office" shall mean (i) in respect of Dollar Loans, Letters of Credit, Fees and, except as provided in clause (ii) of this definition, all other amounts owing under this Agreement, the office of the Agent located at 130 Liberty Street, New York, New York 10006, ABA Number: 021-001-003, Account Name: Commercial Loan Division, Account Number:
99401268, Attention: Loan Department, Reference: Milacron Inc., (ii) in respect of Deutsche Mark Loans, the Agent's account located at Bankers Trust Company, Frankfurt, Germany in Favor of Bankers Trust Company New York, Account #70000036.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Acquisition" shall mean (a) the merger or consolidation of any Person into or with the Company or into or with any wholly-owned Subsidiary of the Company or (b) the acquisition by the Company or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any Person (or all or substantially all of the assets of a product line or division of any Person) not already a Subsidiary of the Company or 90% or more of the capital stock of any such Person; provided that any such merger, consolidation or acquisition shall only be a Permitted Acquisition so long as (i) no Default or Event of Default exists (or will result from such acquisition) and (ii) the total consideration payable (whether in cash, securities, property, evidence of indebtedness or otherwise) is $100,000,000 or less.

          "Permitted Liens" shall mean those Liens permitted pursuant to Section 6.1.

          "Person" shall mean and include any person, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, department or instrumentality thereof including either Borrower, any Lender or the Agent.

          "Plan" shall mean any employee plan that is subject to the provisions of Title IV of ERISA and that is maintained by or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to, by the Company or any of its ERISA Affiliates, other than a Multiemployer Plan.

          "Prime Lending Rate" shall mean the rate that the Agent announces from time to time at its principal office as its prime lending rate for domestic commercial loans; any change of interest resulting from a change in the Prime Lending Rate shall be effective on the effective date of each change therein. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Pro Rata Share" shall mean, with respect to each of the Commitments of, or Obligations owed to, each Lender, the percentage designated by dividing such Lender's Commitment or Obligation by all of the Lenders' Commitments or all such Obligations owed to such Lenders, as such Pro Rata Share may change from time to time as a result of assignments made pursuant to Section 11.4 and as a result of Section 11.16; with respect to any obligations or amounts owing or potentially owing by any Lender, Pro Rata Share means the percentage designated by dividing the sum of such Lender's Revolving Loan Commitment by the Total Revolving Loan Commitment as such Pro Rata Share may change from time to time as a result of assignments made pursuant to Section 11.4 and as a result of
Section 11.16.

          "RCRA" shall mean the Resource, Conservation and Recovery Act, as amended from time to time, and any successor statute.

          "Receivables Purchase Agreement" shall mean the Amended and Restated Receivables Purchase Agreement, as amended, dated as of January 26, 1996 among the Company, Cincinnati Milacron Marketing Company, Cincinnati Milacron Commercial Corp., Valenite Inc., DME Company, Market Street Funding Corporation and PNC Bank, National Association or as the same may be amended to include the sale of the Borrower's subsidiaries' domestic Notes Receivable, as the same may be amended, supplemented or modified from time to time in accordance with its terms and Section 6.7 hereof.

          "Reference Lender" shall mean BTCo and any one or more other Lenders that may be designated from time to time by BTCo.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor to all or a portion thereof establishing reserve requirements.

          "Reportable Event" shall mean an event described in
Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by regulation by the PBGC (provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in connection with Section 412(d) of the Code).

          "Request for Issuance" shall mean a request substantially in the form of Exhibit B-3 annexed hereto with respect to a proposed issuance of a Letter of Credit.

          "Requisite Lenders" shall mean Lenders whose Commitments constitute greater than 50% of the Total Revolving
Loan Commitment.

          "Restricted Payment", with respect to any specified Indebtedness or equity Securities, shall mean, whether in cash, additional securities or property of any kind, any prepayment of principal of, or premium, if any, or interest on, or any similar redemption, purchase, retirement, defeasance, sinking fund or similar payment (other than, in the case of Certain Existing Indebtedness only, any of the foregoing in respect of mandatory scheduled payment obligations or any payment at the regularly scheduled final maturity thereof).

          "Revolving Loan" shall have the meaning assigned to such term in Section 2.1(a).

          "Revolving Loan Commitment" shall have the meaning assigned to such term in Section 2.1(a).

          "RTC" shall mean the Resolution Trust Corporation and any successor entity.

          "S&P" shall mean Standard & Poor's Corporation or any successor to its rating business.

          "Sale-leaseback" shall mean any Capital Lease of the Company or any of its Subsidiaries whereby the Company or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that the Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company), or (ii) that the Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any of its Subsidiaries to any person (other than the Company) in connection with such lease.

          "Sale-leaseback Agreement" shall mean any
Sale-leaseback agreement entered into prior to the Effective Date by the Company or any of its Subsidiaries and any replacement thereof, in each case as the same may be amended, amended and restated, supplemented or modified from time to time in accordance with its terms and Section 6.7 hereof.

          "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Significant Subsidiary" shall mean, at any time, in the case of the Company each Subsidiary of the Company now existing or hereafter acquired or formed by the Company which
(x)(i) accounted for more than $100,000,000 in revenues of the Company or (ii) $5,000,000 of Consolidated EBIT of the Company, in each case on the date of the most recent consolidated financials of the Company delivered to the Lenders pursuant to
Section 5.1, (y) was the owner of more than $10,000,000 of the consolidated total assets of Company during the twelve-month period ending on the date of the most recent consolidated balance sheet of the Company delivered to the Lenders pursuant to Section 5.1 or (z) is CMKE; provided, however, that any special purpose Subsidiary of the Company formed or used in connection with the transactions contemplated by the Receivables Purchase Agreement (or any similar "bankruptcy remote" subsidiary) shall be deemed not to be a Significant Subsidiary.

          "Stated Maturity" means, with respect to any Indebtedness, the date specified therein as the fixed date on which the then outstanding principal amount of such Indebtedness is due and payable, including (if applicable) pursuant to any mandatory redemption provision.

          "Subsidiary" of any Person means (i) a corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. A wholly-owned Subsidiary of any Person shall mean (i) any Domestic Subsidiary, with "99%" being substituted for "50%" in the prior sentence each time it appears and (ii) any Foreign Subsidiary, with "95%" being substituted for "50%" in the prior sentence each time it appears.

          "Subsidiary Borrower" shall mean the German Borrower.

          "Taxes" shall have the meaning assigned to such term in Section 3.5.

          "Total Indebtedness" shall mean, for any Person, the sum of (i) short term debt, (ii) the current portion of long term debt, (iii) long term debt, (iv) rental obligations under Capital Leases, (v) all contingent obligations in support of indebtedness and (vi) outstanding letters of credit, which in the case of clauses (i)-(vi) are required to be set forth on the balance sheet (including the notes thereto) as debt of such Person as determined in accordance with GAAP.

          "Total Modified Revolving Commitment" shall mean the Total Revolving Loan Commitment then in effect plus, in the event that any Alternate Currency Revolving Loans are outstanding at such time, the amount (not to exceed 10%) by which the Dollar Equivalent of the principal amount of such Alternate Currency Revolving Loan has increased from the Original Dollar Equivalent thereof; provided, however, that at no time shall the Total Modified Revolving Commitment exceed the Total Revolving Loan Commitment.

          "Total Revolving Loan Commitment" shall have the meaning assigned to such term in Section 2.1(a).

          "Treasury Regulations" shall mean the Regulations promulgated by the Secretary of the Treasury from time to time pursuant to the Code.

          "TSCA" shall mean the Toxic Substances Control Act.

          "Type" shall mean the type of Revolving Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Fixed CD Rate Loan, a Eurodollar Loan or a Deutsche Mark Loan.

          "UCC" shall mean the Uniform Commercial Code, as in effect in each applicable jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean an amount equal to the "amount of unfunded benefit liabilities" for such Plan, as defined in Section 4001(a)(18) of ERISA.

          "Year 2000 Compliant" shall mean that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise impair the accuracy or functionality of Information Systems and Equipment.

          The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, schedule, exhibit and like references are to this Agreement unless otherwise specified.

          1.2 Accounting Principles. Except as otherwise specifically provided herein, all statements (other than the financial statements to be provided pursuant to Section 5.1) to be prepared and determinations to be made under this Agreement, including (without limitation) those pursuant to Sections 5, 6 and 8 shall be prepared and made in accordance with GAAP applied on a basis consistent with the accounting principles reflected in the consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended September 30, 1998 referred to in Section 8.1. All accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.3 Other Definitional Provisions. References to "Sections," "clauses" or "subclauses" shall be to Sections, clauses and subclauses, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in
Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          1.4 Closing Date. This Agreement shall close on the date (the "Closing Date") on which (i) each party hereto shall have returned an executed copy hereof to the Agent at the address designated on its signature page hereto or, in the case of the Lenders, shall have given the Agent written notice (actually received) at such office or such other office as the Agent may designate that the same has been signed and sent by it to the Agent, (ii) each of the conditions specified in
Section 10.1 will have been satisfied or waived by the Requisite Lenders and (iii) the Agent shall have given the Company and each Lender notice that the foregoing has occurred.

          SECTION 2.  AMOUNT AND TERMS OF LOANS.

          2.1 The Revolving Loans. (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrowers set forth herein and in the other Loan Documents, each Lender hereby severally agrees to lend to the Company or to the German Borrower, as the case may be, at any time and from time to time, during the period from and including the Closing Date to but excluding the date that is one day before the Final Maturity Date, its Pro Rata Share of the Total Revolving Loan Commitment, by making loans to the Company or to the German Borrower, as the case may be (each, a "Loan" or "Revolving Loan"), to be used for the purposes identified in Section 2.12. Each Lender's commitment to make Revolving Loans to the Borrowers pursuant to this Section 2.1 is herein called its "Revolving Loan Commitment" and such commitments of all Lenders in the aggregate are herein called the "Total Revolving Loan Commitment." The initial amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the initial amount of the Total Revolving Loan Commitment is $375,000,000. The amount of the Total Revolving Loan Commitment shall be reduced by the amount of all reductions thereof made pursuant to Section 3.1 through the date of determination. At any time the Total Revolving Loan Commitment is reduced pursuant to the terms of this Agreement, each Lender's Revolving Loan Commitment shall be reduced by an amount equal to its Pro Rata Share of such reduction. Each Lender's Revolving Loan Commitment shall expire on the Final Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than that date. No Revolving Loans may be borrowed by the Company or the German Borrower, as the case may be, if the sum of (i) the aggregate principal amount of Revolving Loans then outstanding, after giving effect to the making of all Revolving Loans then requested by all outstanding but unfunded Notices of Borrowing, plus (ii) the then outstanding Letters of Credit Usage, after giving effect to the issuance of all Letters of Credit subject to outstanding Requests for Issuance, would exceed the Total Revolving Loan Commitment then in effect. In no event shall the sum of
(i) the aggregate principal amount of the Revolving Loans from any Lender outstanding at any time plus (ii) such Lender's Pro Rata Share of the then outstanding Letters of Credit Usage exceed such Lender's Revolving Loan Commitment then in effect.

          Subject to Sections 2.10 and 11.16, all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make Revolving Loans hereunder nor shall the Revolving Loan Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make Revolving Loans hereunder.

          (b) Each Revolving Loan (i) shall, in the case of Revolving Loans made to the Company, be made and maintained in Dollars (each a "Dollar Revolving Loan" and, collectively, the "Dollar Revolving Loans"), which Dollar Revolving Loans shall, at the option of the Company, be either Base Rate Loans, Fixed CD Rate Loans or Eurodollar Loans, provided that all Dollar Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, (ii) shall, in the case of Revolving Loans made to the German Borrower, be made and maintained in Deutsche Marks (each a "Deutsche Mark Revolving Loan" and, collectively, the "Deutsche Mark Revolving Loans"), (iii) may be repaid and reborrowed in accordance with the provisions hereof, and
(iv) shall not exceed for any Lender at the time of the making of any such Revolving Loans, that aggregate principal amount (or the Dollar Equivalent of each outstanding Deutsche Mark Revolving Loan) which, when added to the sum of (I) the aggregate principal amount of all other Dollar Revolving Loans then outstanding from such Lender (or the Dollar Equivalent of each Deutsche Mark Revolving Loan then outstanding) and
(II) the product of (A) such Lender's Pro Rata Share of the Total Revolving Loan Commitment and (B) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective Dollar Revolving Loans) at such time, equals the Revolving Loan Commitment of such Lender at such time; provided, however, that no Deutsche Mark Revolving Loan shall be made if the Dollar Equivalent thereof, when added to the Dollar Equivalent of all other outstanding Deutsche Mark Revolving Loans, would exceed $125,000,000 (the "Alternate Currency Sublimit").

          (c) Deutsche Mark Loans shall be made by the Lenders only to the German Borrower and, further, the German Borrower may only incur Deutsche Mark Loans pursuant to this
Section 2.1.

          2.2  Minimum Amount of Each Borrowing.  Each
Borrowing of Revolving Loans shall be in an integral multiple of $500,000 and, if a Base Rate Loan, shall be in a minimum amount of $1,000,000 and, if a Fixed CD Rate Loan or a Eurodollar Loan, shall be in a minimum amount of $5,000,000 (or the respective Alternate Currency Equivalent thereof in the case of a Borrowing of Alternate Currency Revolving Loans).

          2.3 Notice of Borrowing. (a) Whenever the Company or the German Borrower, as the case may be, desires to incur Revolving Loans hereunder, it shall give the Agent at its Notice Office at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan, at least two Business Days' prior written notice (or telephonic notice confirmed in writing) in the case of each Fixed CD Rate Loan to be made hereunder, at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Loan and at least five Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Alternate Currency Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each a "Notice of Borrowing") shall be written in English, irrevocable and shall be given by the Company or the German Borrower, as the case may be, in the form of Exhibit B-1, appropriately completed to specify (i) the name of such Borrower, (ii) the date of such incurrence (which shall be a Business Day), (iii) that the Loans being made shall constitute Revolving Loans and the Applicable Currency for such Revolving Loans, (iv) the aggregate principal amount of the Loans to be made (stated in the Applicable Currency), (v) in the case of Dollar Loans, whether such Dollar Loans being made are to be initially maintained as Base Rate Loans, Fixed CD Rate Loans or Eurodollar Loans and (vi) in the case of Fixed Rate Loans, the initial Interest Period to be applicable thereto. The Agent shall promptly give each Lender notice of such proposed incurrence, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

          (b) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any incurrence of Revolving Loans, the Agent may act without liability upon the basis of telephonic notice of such incurrence, believed by the Agent in good faith to be from an Authorized Officer of such Borrower prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice of such incurrence of Loans absent manifest error.

          (c) Notwithstanding any other provision to the contrary in the Loan Documents, (i) an Authorized Officer of the Company may request the advance of a Revolving Loan to the German Borrower in the same manner as may an Authorized Officer of the German Borrower and (ii) no Revolving Loan shall be advanced to the German Borrower without the prior written consent of an Authorized Officer of the Company.

          2.4 Disbursement of Funds. (a) No later than 12:00 Noon (local time in the city in which the proceeds of such Revolving Loans are to be made available in accordance with the terms hereof) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its Pro Rata Share of each Borrowing of Revolving Loans requested to be made on such date, in Dollars or in the relevant Alternate Currency, as the case may be, and in immediately available funds at the appropriate Payment Office of the Agent. All such amounts shall be made available in immediately available funds at the appropriate Payment Office of the Agent, and the Agent will make available to the Company or the German Borrower, as the case may be, at such Payment Office, in Dollars or the relevant Alternate Currency, as the case may be, and in immediately available funds, the aggregate of the amounts so made available by the Lenders (prior to 1:00 P.M. (local time in the city in which the proceeds of such Revolving Loans are to be made available in accordance with the terms hereof) on such day), to the extent of funds actually received by the Agent.

          (b) Unless the Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Agent such Lender's portion of any Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company or the German Borrower, as the case may be, and the Company or the German Borrower, as the case may be, shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Lender or the Company or the German Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to such Borrower until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and
(ii) if recovered from the Company or the German Borrower, as the case may be, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.8. Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to make Revolving Loans hereunder or to prejudice any rights which the Company or the German Borrower, as the case may be, may have against any Lender as a result of any failure by such Lender to make Revolving Loans hereunder.

          2.5 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company and the German Borrower to such Lender resulting from the Loans made by such Lender including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (b) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company or the German Borrower, as the case may be, to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company or the German Borrower, as the case may be, to repay the Loans in accordance with the terms of this Agreement.

          (d) Any Lender may request that Loans of any Type made by it be evidenced by a promissory note. In such event, the Company or the German Borrower, as the case may be, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in accordance with the terms of this Agreement; and substantially in the form of Exhibit A-1 or Exhibit A-2, as the case may be, and approved by the Agent. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note(s) is a registered note, to such payee and its registered assigns).

          2.6 Conversion or Continuation of Revolving Loans. Provided that no Default or Event of Default is then in existence, the Company shall have the option (i) to convert (pro rata with respect to each Lender) at any time all or any part of its outstanding Dollar Revolving Loans equal to $5,000,000 ($1,000,000 in the case of conversion into Base Rate Loans and Fixed CD Rate Loans) and integral multiples of $1,000,000 in excess of that amount from Dollar Revolving Loans of one Type to Dollar Revolving Loans of another Type or
(ii) upon the expiration of any Interest Period applicable to a Fixed CD Rate Loan or Eurodollar Loan, to continue all or any portion of such Fixed CD Rate Loan or Eurodollar Loan equal to $5,000,000 in the case of any Eurodollar Loan ($1,000,000 in the case of any Fixed CD Rate Loan) and integral multiples of $1,000,000 in excess of that amount as a Fixed CD Rate Loan or Eurodollar Loan of the same Type, and the succeeding Interest Period(s) of such continued Revolving Loan shall commence on the last day of the Interest Period of the Dollar Revolving Loan to be continued; provided, however, that a Fixed CD Rate Loan or Eurodollar Loan may only be converted into a Dollar Revolving Loan of another Type on the expiration date of the Interest Period applicable thereto.

          The Company shall deliver a Notice of
Conversion/Continuation to the Agent, substantially in the form of Exhibit B-2 annexed hereto, no later than 12:00 Noon
(New York time) at least three Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurodollar Loan and two Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Fixed CD Rate Loan. The Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Dollar Revolving Loans. A Notice of Conversion/Continuation shall, in the case of a conversion to, or continuation of, a Fixed CD Rate Loan or Eurodollar Loan, be irrevocable and shall specify
(i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Dollar Revolving Loan to be converted/continued, (iii) (A) whether the Dollar Revolving Loan to be converted/continued is a Base Rate Loan, Fixed CD Rate Loan or a Eurodollar Loan and (B) whether the Dollar Revolving Loan into which such Dollar Revolving Loan is converted/continued is to be a Base Rate Loan, Fixed CD Rate Loan or a Eurodollar Loan, and (iv) in the case of a conversion to, or a continuation of, a Fixed CD Loan or Eurodollar Loan, the requested Interest Period. In lieu of delivering the above-described Notice of Conversion/Continuation, the Company may give the Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.6; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Agent on or before the proposed conversion/continuation date. If the Company has failed to timely deliver a Notice of Conversion/Continuation or give such telephonic notice with respect to a Fixed CD Rate Loan or Eurodollar Loan the Company shall be deemed to have delivered to the Agent a Notice of Conversion/Continuation to convert such Fixed CD Rate Loan or Eurodollar Loan, into a Base Rate Loan.

          Except as provided in Section 2.10, a Notice of Conversion/Continuation pursuant to this Section 2.6 (or telephonic notice in lieu thereof) shall be irrevocable on and after the date of delivery thereof to the Agent, and the Company shall be bound to convert or continue in accordance therewith.

          2.7  Pro Rata Borrowings and Issuances.  All
Revolving Loans under this Agreement shall be made by the Lenders simultaneously and in such amount as necessary so that after giving effect thereto, to the extent possible, the outstanding Revolving Loans of each Lender shall be such Lender's Pro Rata Share thereof. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Loans hereunder or participate in the issuance of each Letter of Credit as provided for by Section 2.14(a) nor shall the Commitment of any Lender be increased as a result of the default by any other Lender in its obligation to make Revolving Loans hereunder or participate in the issuance of each Letter of Credit as provided for by Section 2.14(a) and that each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder or participate in the issuance of each Letter of Credit as provided for by Section 2.14(a), regardless of the failure of any other Lender to fulfill its Commitment hereunder or pursuant to Section 2.14(a).

          2.8 Interest. (a) The Company agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan incurred by the Company from the date the proceeds thereof are made available to the Company until maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Base Rate. Such interest rates shall be adjusted automatically on and as of the effective date of any change in the Base Rate.

          (b) The Company agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan incurred by the Company from the date the proceeds thereof are made available to the Company until maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be the relevant Eurodollar Rate plus the Applicable Borrowing Margin.

          (c) The Company agrees to pay interest in respect of the unpaid principal amount of each Fixed CD Rate Loan incurred by the Company from the date the proceeds thereof are made available to the Company until maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be the relevant Fixed CD Rate plus the Applicable Borrowing Margin.

          (d) The German Borrower agrees to pay interest in respect of the unpaid principal amount of each Deutsche Mark Loan from the date the proceeds thereof are made available to the German Borrower until the maturity (whether by acceleration or otherwise) of such Deutsche Mark Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Deutsche Mark Euro Rate plus the Applicable Borrowing Margin for such Interest Period.

          (e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Revolving Loan shall bear interest at a rate per annum equal to the greater of
(i) 2% in excess of the rate of interest then payable in respect of such Revolving Loan and (ii) 1-1/4% per annum in excess of the Base Rate in effect from time to time.

          (f) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (x) on the last day of each April, July, October and January of each year, commencing January 31, 1999, in the case of Base Rate Loans and on each Interest Payment Date applicable thereto, in the case of Fixed Rate Loans and (y) in all cases, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (g) All computations of interest hereunder in respect of Revolving Loans shall be made on the basis of the actual number of days elapsed in a 360-day year comprised of twelve 30-day months.

          (h) Upon each Interest Determination Date, the Agent shall determine the respective interest rate for each Interest Period applicable to the Fixed Rate Loans for which such determination is being made and shall promptly notify the Company or the German Borrower, as the case may be, and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          2.9 Interest Periods. (a) At the time it gives any Notice of Borrowing as provided for in Section 2.3 or Notice of Conversion/Continuation as provided for in Section 2.6 in respect of the making of, continuation of or conversion into, any Fixed CD Rate Loan or Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the second Business Day, in the case of any Fixed CD Rate Loan, and on the third Business Day, in the case of any Eurodollar Loan, and on the Fifth Business Day in the case of Alternate Currency Loans prior to the expiration of an Interest Period applicable to such Fixed Rate Loan (in the case of any subsequent Interest Period), the Company or the German Borrower, as the case may be, shall have the right to elect, by giving the Agent notice thereof, the interest period (each an "Interest Period") applicable to such Revolving Loan. If the Agent shall not have received timely notice of a designation of an Interest Period as herein provided upon the expiration of an Interest Period with respect to a Fixed Rate Loan, the Company or the German Borrower, as the case may be, shall be deemed to have elected
(x) if Fixed CD Rate Loans or Eurodollar Loans, to convert such Fixed CD Rate Loans or Eurodollar Loans to which such expiring Interest Period is applicable into Base Rate Loans and (y) if Alternate Currency Loans, to select a one-month Interest Period for such Alternate Currency Loans, in either case effective on the last day of such current Interest Period.

          (b) The determination of Interest Periods with respect to all Fixed Rate Loans shall be subject to the following provisions:

         (i) each Interest Period shall at the option of the Borrower (x) in the case of a Fixed CD Rate Loan, be either a 30, 60, 90 or 180-day period, and (y) in the case of a Eurodollar Loan, be either a one, two, three or six-month period;

        (ii) each Interest Period shall at the option of the German Borrower in the case of an Alternate Currency Loan be either a one, two, three or six month period;

       (iii) all Fixed Rate Loans comprising a Borrowing shall at all times have the same Interest Period except as otherwise required by Section 2.10(b);

        (iv) the initial Interest Period for any Fixed Rate Loan shall commence on the date of Borrowing of such Revolving Loan (including the date of any conversion thereof into a Dollar Revolving Loan of a different Type Dollar Loan) and each Interest Period occurring thereafter in respect of such Revolving Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

         (v) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan or Alternate Currency Loan (other than a Eurodollar Loan made pursuant to Section 2.10(b)) would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

        (vi) any Interest Period in respect of a Eurodollar Loan or Alternate Currency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subsection (vii) below, end on the last Business Day of a calendar month;

       (vii) the Interest Period for a Revolving Loan that is converted pursuant to Section 2.10(b) shall commence on the date of such conversion and shall expire on the date on which the Interest Periods for the Revolving Loans of the other Lenders that were not converted expire;

      (viii)   no Interest Period shall extend beyond the Final
     Maturity Date; and

        (ix) there shall be no more than 15 Interest Periods outstanding at any time.

          2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Agent):

         (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Eurodollar Rate or Deutsche Mark Euro Rate; or

        (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan or Deutsche Mark Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loan or Deutsche Mark Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender, pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender's principal office or applicable lending office is located or any subdivision thereof or therein), or (B) a change in official reserve requirements (except to the extent covered by Section 2.10(d) in respect of Alternate Currency Loans or included in the computation of the respective Eurodollar Rate or Deutsche Mark Euro Rate) or any special deposit, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the London interbank market or the position of such Lender in such market; or

       (iii) at any time, that the making or continuance of any Eurodollar Loan or Deutsche Mark Loan has been made
     (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market; or

        (iv) at any time that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Agent, to fund any Borrowing of Alternate
     Currency Revolving Loans;

then, and in any such event, such Lender (or the Agent, in the case of clause (i) or (iv) above) shall promptly give notice (by telephone confirmed in writing) to the Company and the German Borrower, as the case may be, and, except in the case of clause (i) or (iv) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event that Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Company with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion/continuation) shall be deemed rescinded by the Company and (B) in the event that any Alternate Currency Loan is so affected, the interest rate for such Alternate Currency Loan shall be determined on the basis provided in the proviso to the definition of the respective Fixed Rate applicable to such Alternate Currency Loan, (x) in the case of clause (ii) above, the Company or the German Borrower, as the case may be, shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Company or the German Borrower, as the case may be, by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the Company or the German Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and
(z) in the case of clause (iv) above, Alternate Currency Revolving Loans in the affected Alternate Currency shall no longer be available until such time as the Agent notifies the Company, the German Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exists, and any Notice of Borrowing given by the German Borrower with respect to such Alternate Currency Revolving Loans which have not yet been incurred shall be deemed rescinded by the German Borrower. Each of the Agent and each Lender agrees that if it gives notice to the Company or the German Borrower of any of the events described in clause (i),
(iii) or (iv) above, it shall promptly notify the Company and the German Borrower and, in the case of any such Lender, the Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Lender, the obligations of such Lender to make Eurodollar Loans or Deutsche Mark Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein shall be reinstated.

          (b) At any time that any Eurodollar Loan or Deutsche Mark Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Company or the German Borrower, as the case may be, may (and in the case of a Eurodollar Loan or Deutsche Mark Loan affected by the circumstances described in
Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan or Deutsche Mark Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Fixed Rate Loan is then outstanding, upon at least three Business Days' written notice to the Agent and the affected Lender, (A) in the case of a Eurodollar Loan, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan and (B) in the case of any Alternate Currency Loan, repay such Alternate Currency Loan in full, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

          (c)  If any Lender determines that after the
Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then the Company and the German Borrower jointly and severally agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender's reasonable good faith determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company and the German Borrower, which notice shall show the basis for calculation of such additional amounts.

          (d) In the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Alternate Currency Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Alternate Currency Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Alternate Currency Loans or in Section 2.10(a)(ii), such Lender shall promptly notify the Company and the German Borrower in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the German Borrower shall pay to such Lender such specified amounts as additional interest at the time that the German Borrower is otherwise required to pay interest in respect of such Alternate Currency Loan or, if later, on written demand therefor by such Lender.

          (e)  If any Lender requests compensation under this
Section 2.10, or if the Company or the German Borrower, as the case may be, is required to pay any additional amount to any Lender pursuant to this Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company and the German Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (f)  If any Lender requests compensation under this
Section 2.10, or if the Company or the German Borrower, as the case may be, is required to pay any additional amount to any Lender pursuant to this Section 2.10, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company or the German Borrower, as the case may be, may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or any other party); provided that (i) the Company or the German Borrower, as the case may be, shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Participation, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company of the German Borrower, as the case may be (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under this Section, such assignment will result in a reductions in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company or the German Borrower, as the case may be, to require such assignment and delegation cease to apply.

          2.11 Compensation. The Company and the German Borrower, as the case may be, shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Fixed Rate Loans to the extent not recovered by such Lender in connection with the re-employment of such funds), which such Lender may sustain (including, without limitation, in the case of payments made pursuant to Sections 3.2 and 3.3): (i) if for any reason (other than a default by such Lender) a Borrowing of Fixed Rate Loans or conversion from Fixed CD Rate Loans or Eurodollar Loans or into Fixed CD Rate Loans or Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn or deemed withdrawn pursuant to Section 2.10(a)), (ii) if any repayment (including any repayment pursuant to Section 2.4(b) or Section 2.10(b)) or conversion of any of its Fixed CD Rate Loans or Eurodollar Loans or Deutsche Mark Loans occurs on a date that is not the last day of an Interest Period applicable thereto,
(iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Company or the German Borrower, or (iv) as a consequence of
(x) any other default by the Company or the German Borrower to repay its Fixed Rate Loans when required by the terms of this Agreement or the Note of such Lender or (y) an election made by the Company or the German Borrower pursuant to Section 2.10(b).

          2.12 Proceeds of Revolving Loans. The Borrowers shall use the proceeds of any Revolving Loan made hereunder for general corporate purposes (including to finance Permitted Acquisitions pursuant to Section 6.11(v)) of the Borrowers and their respective Subsidiaries.

          2.13 Fees and Commissions. The Company agrees to pay to the Agent, for pro rata distribution to the Lenders, to the extent not previously paid, a facility fee (the "Facility Fee") accruing any day on or prior to the day before the Effective Date at the rate set forth in the Existing Credit Agreement and from and including the Effective Date to and including the Final Maturity Date (or, in the case of each Lender, such earlier date as each such Lender's Commitment shall have been terminated) computed at a rate per annum equal to the Applicable Fee Percentage multiplied by the daily average of the Total Revolving Loan Commitments under the Loan Facility, regardless of usage, on the basis of the actual number of days elapsed in a 360-day year comprised of twelve 30-day months. The Facility Fee shall be payable quarterly in arrears on each January 31, April 30, July 31 and October 31, commencing on the first such date to occur after the Effective Date. The Company agrees to pay to the Agent certain fees in such amount at times previously agreed upon in writing.

          2.14  Letters of Credit.

          (a) Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company set forth herein and in the other Loan Documents, in addition to requesting that the Lenders make Revolving Loans pursuant to Section 2.1, the Company may request, in accordance with the provisions of this
Section 2.14(a), that one or more Issuing Lenders issue Letters of Credit for the account of the Company or its Subsidiaries; provided that (i) the Company shall not request that any Lender issue any Letter of Credit if, after giving effect to such issuance the sum of (a) the then outstanding Letters of Credit Usage, after giving effect to the issuance of all Letters of Credit subject to outstanding Requests for Issuance plus (b) the aggregate principal amount of Revolving Loans then outstanding, after giving effect to the making of all Revolving Loans then requested by all outstanding but unfunded Notices of Borrowing, would exceed the Total Revolving Loan Commitment then in effect, (ii) in no event shall any Issuing Lender issue any Letter of Credit (x) having an expiration date later than the Final Maturity Date, (y) as to which a drawing can be made in a location other than in the United States of America, or
(z) which is denominated in a currency other than Dollars and
(iii) the Company shall not request that any Issuing Lender issue and no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, the then outstanding Letters of Credit Usage in respect of all Letters of Credit would exceed $20,000,000. Notwithstanding clause (x) in the preceding sentence, an Issuing Lender may issue any Letter of Credit (I) having an expiration date later than the Final Maturity Date or (II) having an expiration date prior to the Final Maturity Date, but containing a provision to the effect that such Letter of Credit in the case of this clause (II) will automatically be extended for a single period not to exceed the initial period of such Letter of Credit, (A) so long as in the case of Letters of Credit referred to in either clauses (I) or
(II) above the expiration date for any such Letter of Credit is no more than 18 months beyond the Final Maturity Date and
(B) at the time any such Letter of Credit is issued or extended, as the case may be, the Borrower shall cash collateralize such Letter of Credit in an amount equal to 102% of the face amount of such Letter of Credit. The issuance of any Letter of Credit in accordance with the provisions of this
Section 2.14 shall be given effect in the calculation of the Letters of Credit Usage and shall require the satisfaction of each condition set forth in Section 4.2.

          Immediately upon the issuance of each Letter of Credit, each Lender other than the Issuing Lender or Lenders shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation (such participation of each Lender in each Letter of Credit being hereinafter referred to as its "Letter of Credit Participation") in such Letter of Credit and any drawings thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

          Each Letter of Credit may provide that the Issuing Lender may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Revolving Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Lender for distribution to the Lenders (or, if all Obligations shall have been indefeasibly paid in full, to the Company) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by an Issuing Lender as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by such Issuing Lender under the related Letter of Credit.

          (b) Request for Issuance. Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to the Issuing Lender a Request for Issuance in the form of Exhibit B-3 annexed hereto no later than 1:00 P.M. (New York time) at least five Business Days, or such shorter period as may be agreed to by any Issuing Lender in any particular instance, in advance of the proposed date of issuance. Such Issuing Lender shall immediately notify the Agent of such Request for Issuance. The Request for Issuance with respect to any Letter of Credit shall specify (i) the proposed date of issuance (which shall be a business day under the laws of the jurisdiction of the Issuing Lender) of such Letter of Credit,
(ii) the face amount of such Letter of Credit, (iii) the expiration date of such Letter of Credit and (iv) the name and address of the beneficiary of such Letter of Credit. As soon as practicable after delivery of such Request for Issuance, the Issuing Lender for such Letter of Credit shall be determined as provided in Section 2.14(c). Prior to the date of issuance, the Company shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or before the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its sole judgment, may require changes in any such documents and certificates; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder earlier than 1:00 P.M. in the time zone of the Issuing Lender on the Business Day (which shall be a business day under the laws of the jurisdiction of the Issuing Lender) next succeeding the Business Day (which shall be a business day under the laws of the jurisdiction of the Issuing Lender) that such draft or other form of demand for payment is presented. In determining whether to pay under any Letter of Credit, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

          (c)  Determination of Issuing Lender.

          (1) The Company may request any Lender to issue a Letter of Credit, it being expressly understood that no Lender will have any obligation to issue any Letter of Credit. The Lender that elects to issue a Letter of Credit shall be the Issuing Lender with respect thereto.

          (2) Each Issuing Lender that elects to issue or amend a Letter of Credit shall immediately give written notice to each Lender and the Agent of such issuance and/or amendment accompanied by a copy of such issuance and/or amendment.

          (3) Each Issuing Lender shall keep each Lender and the Agent advised of the status of each Letter of Credit issued by it and will provide to each Lender and the Agent a calculation quarterly of all fees owed to them with respect to any Letter of Credit issued by such Issuing Lender.

          (d) Payment of Amounts Drawn Under Letters of Credit. In the event of a drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall notify the Company and the Agent reasonably promptly following the receipt of the drawing but in any event at or before 10:00 A.M. on the date on which the Issuing Lender intends to honor the drawing. The Company shall reimburse the Issuing Lender on the day which such drawing is honored in an amount in immediately available funds equal to the drawing amount. It being further provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Company shall have notified the Agent and the Issuing Lender prior to 11:00 A.M. (New York
Time) on the drawing payment date that the Company intends to reimburse the Issuing Lender for the amount of the payment with funds other than the proceeds of Revolving Loans, the Company shall be deemed to have given a timely Notice of Borrowing to the Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the drawing payment date in an amount equal to the payment amount, and (ii) subject to the satisfaction or waiver of the conditions specified in Section 4.1, the Lenders shall, on the drawing payment date, make Base Rate Revolving Loans equal to the payment amount. The proceeds of such Loans shall be applied directly by the Agent to reimburse the Issuing Lender for the amount of the payment. If for any reason, proceeds of Revolving Loans are not received by the Issuing Lender, on such date in amount equal to the payment amount, the Company shall reimburse the Issuing Lender, on the Business Day (which shall be a business day under the laws of the jurisdiction of the Issuing Lender) immediately following the drawing payment date, in immediately available funds the amount which equals the excess of the payment amount over the amount of Revolving Loans, if any, so received, plus interest on such amount at the rate set forth in Section 2.14(f)(1)(i).

          (e) Payment by Lenders. In the event that the Company shall fail to reimburse an Issuing Lender as provided in Section 2.14(d) in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify the Agent and the Agent shall promptly notify each Lender of the unreimbursed amount of such drawing so honored and of such Lender's respective participation therein. Each Lender shall make available to the Agent an amount equal to its Pro Rata Share of the aggregate participation in such Letter of Credit in immediately available funds, at the office of the Agent specified in such notice, not later than 1:00 P.M. (New York time) on the Business Day (which shall be a business day under the laws of the jurisdiction of such Issuing Lender) after the date notified by the Agent. In the event that any Lender fails to make available to the Agent the amount of such Lender's participation in such Letter of Credit as provided in this
Section 2.14(e), an Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Each Issuing Lender shall distribute to each Lender which has paid all amounts payable by it under this
Section 2.14(e) with respect to any Letter of Credit issued by such Issuing Lender such Lender's Pro Rata Share of all payments received by such Issuing Lender from the Company in reimbursement of drawings honored by such Issuing Lender under such Letter of Credit when such payments are received. Nothing in this Section 2.14(e) shall be deemed to relieve any Lender from its obligation to pay all amounts payable by it under this
Section 2.14(e) with respect to any Letter of Credit issued by an Issuing Lender or to prejudice any rights that the Company, the Agent, the Issuing Lender or any other Lender may have against a Lender as a result of any default by such Lender hereunder.

          (f)  Compensation.

          (1) The Company agrees to pay the following amount with respect to all Letters of Credit:

         (i) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such drawing from and including the drawing payment date through the date such amount is reimbursed by the Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.14(d)) at the relevant Eurodollar Rate plus if the ratio of Consolidated Total Indebtedness to Consolidated EBITDA is (x) greater than
     3.25 to 1.0, 2.125% per annum, (y) equal to or less than
     3.25 to 1.00 but  greater than 2.75 to 1.0, 1.500% per
     annum, (z) equal to or less than 2.75 to 1.0 but greater than 2.50 to 1.0, 1.250% per annum, (xx) equal to or less than 2.50 to 1.0 but greater than 2.25 to 1.0, 1.000% per annum, (yy) equal to or less than 2.25 to 1.0 but greater than 2.00 to 1.0, .750% per annum and (zz) equal to or less than 2.00 to 1.0 but greater than 1.50 to 1.0, .550% per annum and (xxx) equal to or less than 1.50 to 1.0, .350% per annum; provided that amounts reimbursed after 1:00 p.m. (New York time) on any date shall be deemed to be reimbursed on the next succeeding Business Day); and

        (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder, documentary and processing charges in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

          (2) The Company agrees to pay to the Issuing Lender for distribution to each Lender in respect of all Letters of Credit outstanding such Lender's Pro Rata Share of a commission equal to the Applicable Borrowing Margin with respect to Eurodollar Loans multiplied by the average maximum amount available from time to time to be drawn under such outstanding Letters of Credit, in respect of the quarterly period through the last day of each January, April, July and October and payable on the first Business Day following each such last day of the aforesaid months and calculated on the basis of a 360-day year and the actual number of days elapsed. Upon the happening and during the continuance of an Event of Default described in Section 7.1, the commission referred to in the preceding sentence shall be the Applicable Borrowing Margin with respect to Eurodollar Loans plus 2%.

          (3) The Company agrees to pay to each Issuing Lender in respect to all Letters of Credit outstanding issued by each such Issuing Lender a facing fee at such time and in the amount or amounts agreed to in writing by the Company and such Issuing Lender.

          Amounts payable under this Section 2.14(f) shall be paid to the Issuing Lender. Subject to the provisions of
Section 11.16, the Issuing Lender shall distribute to each Lender its Pro Rata Share of such amount. Amounts payable under clauses (1)(ii) and (3) of this Section 2.14(f) shall be paid directly to the Issuing Lender.

          (g) Obligations Absolute. The obligation of the Company to reimburse each Issuing Lender for drawings made under the Letters of Credit issued by it and the obligations of the Lenders under Section 2.14(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (1) any lack of validity or enforceability of any Letter of Credit;

          (2) the existence of any claim, setoff, defense or other right that the Company or any Affiliate of the Company or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), such Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

          (3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (4) payment by such Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;

          (5) any other circumstances or happening whatsoever that is similar to any of the foregoing; or

          (6) the fact that an Event of Default or Default shall have occurred and be continuing.

          (h) Additional Payments. If by reason of (i) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender or its Applicable Lending Office imposed by the jurisdiction in which it is organized or in which its principal office or Applicable Lending Office is located) or (ii) compliance by any Issuing Lender or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

          (A) such Issuing Lender or any Lender shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty or interest with respect to the maintenance or fulfillment of its obligations under this Section 2.14, whether directly or by such being imposed on or suffered by such Issuing Lender or any Lender;

          (B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by such Issuing Lender or participations therein purchased by any Lender; or

          (C) there shall be imposed on such Issuing Lender or any Lender any other condition regarding this Section
     2.14, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to such Issuing Lender or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by such Issuing Lender or any Lender, then and in any such case such Issuing Lender or such Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Company and the Company shall pay on demand such amounts as such Issuing Lender or such Lender may specify to be necessary to compensate such Issuing Lender or such Lender on a net after-tax basis for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the rate applicable to Base Rate Loans then in effect. A certificate in reasonable detail as to the amount of such increased cost or reduced receipt, submitted to the Company and the Agent by that Issuing Lender or any Lender, as the case may be, shall, except for manifest error, be final, conclusive and binding for all purposes.

          (i) Indemnification; Nature of Issuing Lender's Duties. In addition to amounts payable as elsewhere provided in this Section 2.14 (but in the case of Section 2.14(h), only in accordance therewith), without duplication, the Company hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and expenses) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit or (ii) the failure of such Issuing Lender to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Governmental Acts").

          As between the Company and each Issuing Lender, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (v) for errors in interpretation of technical terms;
(vi) for any loss or delays in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of such Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of such Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Company.

          Notwithstanding anything to the contrary contained in this Section 2.14(i), the Company shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising solely out of the gross negligence or willful misconduct of such Issuing Lender.

          (j) Computation of Interest. Interest payable pursuant to this Section 2.14 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

          2.15 Replacement Lender. In the event the Company or the German Borrower, as the case may be, becomes obligated to pay any additional material amounts to any Lender pursuant to Section 2.10, 2.14(h) or 3.5 (which amounts are generally not due or payable to all Lenders generally under such Sections) or such Lender is not able to make Eurodollar Loans or Deutsche Mark Loans pursuant to Section 2.10, as a result of any event or condition described in any of such Sections, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause of such obligation to pay such additional amounts, the Company may designate a substitute lender reasonably acceptable to the Agent (such lender herein called a "Replacement Lender") to purchase such Lender's rights and obligations with respect to its entire Pro Rata Share hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount payable to such Lender with respect to its Pro Rata Share hereunder, plus any accrued and unpaid interest and accrued and unpaid fees in respect of such Lender's Pro Rata Share and on other terms reasonably satisfactory to the Agent. Upon such purchase by the Replacement Lender and payment of all other amounts owing to the Lender being replaced hereunder, such Lender shall no longer be a party hereto or have any rights or obligations hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender with respect to its Pro Rata Share hereunder; provided that the rights of such replaced Lender pursuant to Sections 2.10, 2.14(h), 3.5 and 11.3, and the rights and obligations of such Lender pursuant to Section 11.3, shall survive any substitution described in this Section 2.15.

          2.16 Certain Computations. All interest, fees and other amounts accruing under the Existing Credit Agreement on or prior to, or determined in respect of any day accruing on or prior to the day before the Effective Date shall be computed and determined as provided in the Existing Credit Agreement before giving effect to this Agreement.

          2.17 Change of Lending Office. (a) No Lender may designate another lending office for any Loans or Letters of Credit which would have the effect of causing any event giving rise to the operation of Section 2.10(a)(ii) or (iii),
Section 2.10(c), Section 2.10(d), Section 2.14(h) or
Section 3.5 with respect to such Lender without the prior written consent of the Borrowers.

          (b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or
(iii), Section 2.10(c), Section 2.10(d), Section 2.14(h) or
Section 3.5 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.

          (c) Nothing in this Section 2.17 shall affect or postpone any of the obligations of the Company or the German
Borrower or the right of any Lender provided in Sections 2.10, 2.14(h) or 3.5.

          2.18 EURO Provisions. (a) If, as a result of the implementation of the European economic and monetary union ("EMU"), (i) any currency available for borrowing under this Agreement (a "national currency") ceases to be lawful currency of the state issuing the same and is replaced by a European single or common currency (the "Euro") or (ii) any national currency and the Euro are at the same time both recognized by the central bank or comparable governmental authority of the state issuing such currency as lawful currency of such state, then any amount payable hereunder by any party hereto in such national currency shall instead be payable in the Euro and the amount so payable shall be determined by denominating or converting such amount into the Euro at the exchange rate officially fixed by the European Central Bank of the purpose of implementing the EMU, provided that to the extent any EMU legislation provides that an amount denominated either in the Euro or in the applicable national currency can be paid either in Euros or in the applicable national currency, each party to this Agreement shall be entitled to pay or repay such amount in Euros or in the applicable national currency. Prior to the occurrence of the event or events described in clause (i) or
(ii) of the preceding sentence, each amount payable hereunder in any such national currency will, except as otherwise provided herein, continue to be payable only in that national currency.

          (b) If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a participating state shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a participating member state.

          (c)  Except as expressly provided in this Section
2.18 and Section 2.10, this Agreement will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect such implementation of the EMU and change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if such implementation and change in currency had not occurred; provided that any such amendment shall be made in accordance with the customary practices of the market. Except as provided in the foregoing provisions of this Section 2.18, no such implementation or change in currency nor any economic consequences resulting therefrom shall (i) give rise to any right to terminate prematurely, contest, cancel or rescind, the provisions of this Agreement or (ii) discharge, excuse or otherwise affect the performance of any obligations of the German Borrower under this Agreement or any other Loan Document.

          SECTION 3.  REDUCTIONS IN COMMITMENTS;
                      PREPAYMENTS AND PAYMENTS.

          3.1 Voluntary Reductions in Total Revolving Loan Commitment. The Company shall have the right, at any time and from time to time upon at least three Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly endeavor to notify each Lender), without premium or penalty, to reduce the Total Revolving Loan Commitment in whole or in part in integral multiples of $5,000,000 or integral multiples of $1,000,000 above such amount; provided that (a) all such reductions shall apply proportionately to the Revolving Loan Commitment of each Lender, as the case may be, and (b) any such reduction shall be permanent.

          3.2 Voluntary Prepayments. The Company and the German Borrower shall have the right to prepay any Borrowing of any Revolving Loans, at any time, in whole or in part, without premium or penalty, pursuant to this Section 3.2 on the following terms and conditions: (i) the Company or the German Borrower, as the case may be, shall give the Agent at its Payment Office at least three Business Days' prior written notice or telephone notice (confirmed in writing) of its intent to prepay such Revolving Loans, the amount of such prepayment and the specific Borrowing to be prepaid, which notice the Agent shall promptly transmit to each of the Lenders; (ii) each prepayment shall be in an integral multiple of $500,000 and, with respect to the voluntary prepayment of Base Rate Loans, in a minimum principal amount of $1,000,000 (or the Alternate Currency Equivalent thereof in the case of Alternate Currency Loans) or, with respect to the voluntary prepayment of Fixed Rate Loans, in a minimum principal amount of $5,000,000 (or, if less, with respect to any of the Revolving Loans referred to above, the amount then remaining outstanding in respect of such Borrowing); (iii) the Company or the German Borrower, as the case may be, shall not have the right to make a partial prepayment of any Fixed Rate Loan if the principal amount outstanding of the Fixed Rate Loans made as part of the Borrowing to which such prepayment relates after such partial prepayment shall be less than $5,000,000 (or the Alternate Currency Equivalent thereof in the case of Alternate Currency Loans); and (iv) at the time of any prepayment, the Company or the German Borrower, as the case may be, shall pay all interest accrued on the principal amount of such prepayment.

          3.3 Mandatory Prepayments. (a) The Company or the German Borrower, as the case may be, shall make prepayments of Revolving Loans to the extent necessary so that the sum of
(i) the outstanding principal amount of Revolving Loans (including the Dollar Equivalent thereof in the case of outstanding Alternate Currency Revolving Loans) at any time, after giving effect to the making of all Revolving Loans then requested by all outstanding but unfunded Notices of Borrowing, plus (ii) the then outstanding Letters of Credit Usage, after giving effect to the issuance of all Letters of Credit subject to outstanding Requests for Issuance does not exceed the Total Modified Revolving Commitment then in effect (after giving effect to all reductions made pursuant to Section 3.1). Such prepayment shall be paid within two Business Days of receiving written notice from the Agent of the excess over the Total Modified Revolving Commitment as then in effect. Prepayments in an amount equal to such excess are to be allocated among Dollar Revolving Loans first and then Deutsche Mark Revolving Loans.

          (b) Any mandatory prepayment shall be applied first to Base Rate Loans to the full extent thereof, second to Fixed CD Rate Loans to the full extent thereof, third to Eurodollar Loans to the full extent thereof and fourth to Deutsche Mark Loans, as determined by the Agent.

          (c) If, after giving effect to the repayment of all Revolving Loans, the outstanding Letters of Credit Usage exceeds the Total Revolving Loan Commitment then in effect, the Company shall be required to cash collateralize in Dollars outstanding Letters of Credit in an amount such that, after giving effect thereto, the aggregate Letters of Credit Usage not supported by cash collateral is equal to or less than the Total Revolving Loan Commitment then in effect.

          3.4  Method and Place of Payment.  Except as
otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the account of the Lender or Lenders entitled thereto no later than 12:00 Noon (local time in the city in which such payments are to be made) on the date when due and shall be made in (i) Dollars in immediately available funds at the appropriate Payment Office of the Agent in respect of Dollar Loans and Letters of Credit if such payment is made in respect of any obligation of the Company under this Agreement except as otherwise provided in the immediately following clause (ii) and (ii) the appropriate Alternate Currency in immediately available funds at the appropriate Payment Office of the Agent if such payment is made in respect of principal of or interest on any Alternate Currency Loan and otherwise in Dollars in immediately available funds at the Payment Office of the Agent described in clause
(i) above in respect of any obligation in respect of an Alternate Currency Loan. The principal of and interest on each Alternate Currency Loan shall be paid only in the applicable Alternate Currency. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          3.5 Net Payments. Except as provided below, all payments made by the Company or the German Borrower hereunder or under any of the Loan Documents will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, (a) any withholding taxes or backup withholding taxes imposed by the United States or any political subdivision thereof as a result of the failure of the Lender to comply with the provisions of Section 11.14, (b) any backup withholding tax imposed as a result of a failure to provide proper certification or a notice by the Internal Revenue Service regarding a failure to report all dividends and interest payments and (c) any tax imposed on or measured by the net income of a Lender pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located and all interest, penalties or similar liabilities with respect thereto) (collectively, "Taxes"). The Company and the German Borrower, as the case may be, shall also reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located as such Lender shall determine are payable by such Lender in respect of amounts paid to or on behalf of such Lender pursuant to this
Section 3.5. If any Taxes are so levied or imposed, the Company and the German Borrower agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any of the Loan Documents, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Loan Documents. The Company and the German Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Company or the German Borrower, as the case may be. The Company and the German Borrower, as the case may be, will indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

          SECTION 4.  CONDITIONS TO REVOLVING LOANS AND
                      LETTERS OF CREDIT.

          4.1  Conditions to All Revolving Loans.  The
obligations of the Lenders to make any and all Revolving Loans are subject to the prior or concurrent satisfaction or waiver of each of the following conditions precedent:

          (a) Required Documentation. The Agent shall have received in accordance with the provisions of Section
     2.3 before the applicable Funding Date an originally executed Notice of Borrowing, signed by the chief executive officer, the chief financial officer, the treasurer, assistant treasurer or Authorized Officer of the Company or the German Borrower, as the case may be, requesting a Revolving Loan to be made on any such Funding Date (the furnishing by the Company or the German Borrower of each such Notice of Borrowing shall be deemed to constitute a representation and warranty of the Company or the German Borrower, as the case may be, to the effect that the conditions set forth in Section 4.1(b) are satisfied as of the date of delivery and will be satisfied on the relevant Funding Date).

          (b)  As of that Funding Date:

              (i)   Representations and Warranties.  The
          representations and warranties contained herein shall be true, correct and accurate in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except that with respect to Revolving Loans made after the Effective Date the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement or such changes arise out of events not prohibited by the covenants set forth in Sections 5 and 6.

             (ii) No Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing or the application of the proceeds thereof that would constitute (a) an Event of Default, or (b) a Default.

            (iii) Agreements and Conditions. The Company and the German Borrower shall have performed in all material respects all agreements and satisfied all conditions that this Agreement and each other Loan Document provides shall be performed by each of them on or before such Funding Date.

             (iv) Compliance with Laws. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making that Revolving Loan. The making of the Revolving Loans requested on such Funding Date shall not violate Regulation G, T, U, or X of the Federal Reserve Board.

          (c) As of the first Funding Date after the Effective Date there shall not exist any judgment order, injunction, decree or other restraint or a hearing seeking injunctive or other relief pending or noticed with respect to the making of the Revolving Loans or the issuance of any Notes or Letters of Credit or the other transactions contemplated by any of the Loan Documents.

          4.2 Conditions to All Letters of Credit. The right of the Company to obtain the issuance of any Letter of Credit that the relevant Issuing Lender determines to issue in its sole discretion hereunder is subject to prior or concurrent satisfaction of all of the following conditions:

          (a) Required Documentation. On or prior to the date of issuance of a Letter of Credit, the Agent shall have received in accordance with the provisions of
     Section 2.14(b) a Request for Issuance with respect to such Letter of Credit (the furnishing by the Company of each such Request for Issuance shall be deemed to constitute a representation and warranty of the Company to the effect that the conditions set forth in Section 4.1(b) are satisfied as of the date of delivery and will be satisfied on the relevant date of issuance), all other information specified in Section 2.14(b), and such other documents as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

          (b) Conditions. On the date of issuance of each such Letter of Credit, all conditions precedent described in Section 4.1(b) shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date. On or prior to the date of issuance of the initial Letter of Credit, unless previously satisfied in connection with the making of the initial Revolving Loan, each of the conditions set forth in Section 4.1 shall have been satisfied or waived.

          SECTION 5.  AFFIRMATIVE COVENANTS.

          The Company covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all of the Revolving Loans and unreimbursed drawings, if any, under any Letters of Credit and the cancellation or expiration of all outstanding Letters of Credit, the Company agrees that it will perform all covenants in this Section 5:

          5.1 Furnish Financial Statements and Information, etc. The Company shall furnish to each Lender: (a) within 90 days after the close of each of the fiscal years of the Company, audit reports of independent certified public accountants, including consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the end of such period and related consolidated statements of earnings and statements of cash flow, each in comparative form for such year and the preceding year; (b) within 60 days after the close of each of the first three quarters of the fiscal years of the Company, similar unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the last day of such quarter, and related consolidated statements of earnings and statements of cash flows for such quarter, likewise in reasonable detail and in comparative form for the corresponding quarterly period in the preceding fiscal year, all of which shall be prepared, and certified, by an Authorized Officer of the Company; (c) as soon as available, copies of all proxy statements and other information and reports, if any, filed by the Company with the Securities and Exchange Commission (or any governmental agency substituted therefor); (d) within 60 days after the close of each of the first three fiscal quarters of the Company, and within 90 days after the close of the fourth fiscal quarter of the Company, of each of the fiscal years of the Company, (i) a statement, certified by an Authorized Officer of the Company to the effect that a review of the activities of the Company and all Subsidiaries of the Company during the period covered by such statement has been made and that such officer obtained no knowledge of any Default or Event of Default or, if any Default or Event of Default does exist, specifying the nature and extent thereof and (ii) a Compliance Certificate demonstrating in reasonable detail compliance with the restrictions set forth in Sections 5.6, 5.11, 6.1(i) and
(l), 6.3(b), 6.4, 6.8(b)(ii) and 6.11(vii); and (e) such other information as any Lender may from time to time reasonably request; all financial statements of the Company furnished pursuant to this Section 5.1 shall be prepared on a consolidated basis in accordance with GAAP.

          5.2 Inspection. The Company shall permit, and cause each of its Significant Subsidiaries to permit, the duly authorized representatives of any Lender at all reasonable times to examine the books and records of the Company and any of its Significant Subsidiaries, and take memoranda and extracts therefrom.

          5.3 Taxes, Charges, etc. The Company shall duly pay and discharge, or cause to be paid and discharged, when due, all taxes, assessments and other governmental charges imposed upon it or any of its Subsidiaries and its and their properties or assets, or any part thereof or upon the income therefrom, as well as all claims (including, without limitation, claims for labor, materials or supplies) which if unpaid might by law become a lien or charge upon any property of the Company or any of its Significant Subsidiaries, except each of such items as are being appropriately contested in good faith by appropriate proceedings promptly instituted and diligently conducted and as to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor by the Company or any such Subsidiary.

          5.4 Corporate Existence, etc. Except as permitted by Section 6.2, the Company shall maintain, and cause its Significant Subsidiaries to maintain, their respective corporate existence and their respective material rights, franchises, licenses and patents, if any, and cause each of its Significant Subsidiaries to comply in all material respects with all valid and applicable statutes, rules and regulations.

          5.5  Notice of Default.  The Company shall
immediately, upon the chief executive officer, chief financial officer, treasurer, controller or general counsel of the Company becoming aware of the occurrence of any Default or Event of Default, give oral notice, promptly confirmed in writing, to each Lender of the occurrence of such Default or Event of Default.

          5.6 Consolidated Net Worth. The Company shall maintain, at all times, Consolidated Net Worth of at least $400,000,000 plus an amount (if positive) equal to 50% of Consolidated Net Income (excluding net income of any person acquired by the Company or any of its Subsidiaries prior to such acquisition) of the Company and its Subsidiaries for each full fiscal quarter occurring during the period commencing December 28, 1997 and ending on the date of determination.

          5.7 ERISA. As soon as possible and, in any event, within 10 days after the Company or any ERISA Affiliate knows or has reason to know of any of the following, the Company shall deliver to each of the Lenders a certificate of an Authorized Officer of the Company setting forth details as to such occurrence and such action, if any, which the Company or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, the ERISA Affiliate, the PBGC, a Plan participant or the plan administrator with respect thereto:
that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Multiemployer Plan has been or will be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings have been or are reasonably likely to be instituted to terminate a Plan under Section 4041(c) or Section 4042 of ERISA; that a proceeding has been instituted pursuant to
Section 515 of ERISA to collect a material delinquent contribution to a Multiemployer Plan; the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in a loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections; or that the Company or any ERISA Affiliate will or is reasonably likely to incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA.

          5.8 Insurance. The Company shall maintain or cause to be maintained, and cause each of its Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurance companies, insurance with respect to its properties and business (including, without limitation, all buildings, machinery, plants, equipment, fixtures and inventories of raw materials, goods in process and completed goods) against loss or damage of the kind customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided, however, that the Company and any of its Subsidiaries may maintain self-insurance in connection with the above insurance requirements to the extent, and only to the extent, reasonably prudent and not to exceed at any time 25% of the Fair Market Value of the Company's assets on a consolidated basis.

          5.9 Maintenance of Property. The Company shall in all material respects maintain, preserve and keep, and cause each of its Significant Subsidiaries to maintain, preserve and keep, all property material to their respective businesses in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto in accordance with industry standards.

          5.10 Compliance with Laws, etc. The Company shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, statutes, rules, permits, licenses, franchises, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, including, without limitation, Environmental Laws, in respect of the conduct of its business and the use, ownership or occupancy of its property, except such noncompliances as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.11 Consolidated Total Indebtedness to Consolidated EBITDA. The Company shall maintain, at all times during the respective periods indicated below, a ratio of Consolidated Total Indebtedness to Consolidated EBITDA not to exceed the respective ratio indicated during such period:

          Period                            Ratio

     12/28/97 - 12/31/99                3.75 to 1.00
     01/01/00 - 12/31/00                3.00 to 1.00
     01/01/2001 and thereafter          2.50 to 1.00

          5.12 Environmental Events. The Company shall promptly give notice to the Lenders upon becoming aware of any of the following events which could reasonably be expected to result in a material liability to the Company or any of its
Subsidiaries:  (a) any violation of any Environmental Law,
(b) any inquiry, proceeding, investigation or other action relating to any Environmental Law, including a request for information or a notice of any actual or purported potential environmental liability from any Person, and (c) the discovery of the release of any Hazardous Materials at, on, under or from any of the Company's or its Subsidiaries' real property or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner and/or amount reasonably likely to result in material liability under any Environmental Law.

          In the event of the presence of any Hazardous Material on any of the Company's or its Subsidiaries' real property which is in violation of or which results in liability under any Environmental Law, or any event, condition, circumstance, thing or fact which results in liability under any Environmental Law, the Company shall expeditiously take all reasonable steps to correct any such violation or respond to such circumstances, conditions or things which would give rise to such liability, in compliance with Environmental Laws (it being understood that such steps shall not be required to be taken while the Company is contesting, in good faith before the appropriate Governmental Authority, its obligation to take such steps), and reasonably mitigate attendant health and environmental risks.

          5.13 Year 2000. The Borrowers will ensure that their Information Systems and Equipment are at all times after September 30, 1999 Year 2000 Compliant, except insofar as the failure to do so will not result in a Material Adverse Effect, and shall notify the Agent promptly upon detecting any such failure of the Information Systems and Equipment to be Year 2000 Compliant if such failure to be Year 2000 Compliant would result in a Material Adverse Effect. In addition, the Borrowers shall provide the Agent with such information about their year 2000 computer readiness (including, without limitation, information as to contingency plans, budgets and testing results) as the Agent shall reasonably request.

          SECTION 6.  NEGATIVE COVENANTS.

          The Company covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all of the Revolving Loans and unreimbursed drawings, if any, under any Letters of Credit and the cancellation or expiration of all outstanding Letters of Credit, the Company agrees that it will perform all covenants in this Section 6:

          6.1 Liens. The Company shall not, and shall not permit any of its Domestic Subsidiaries or the German Borrower or any of the German Borrower's Subsidiaries to, contract, create, incur, assume or suffer to exist any Lien upon or with respect to any of its or their assets or property (real or personal, tangible or intangible) now or hereafter owned, or of or upon the income or profits thereof, except:

          (a) Liens existing on the Effective Date and any extension, renewal or replacement thereof; provided, however that no such Lien shall be permitted under this clause (a) if such extension, renewal or replacement extends to any assets or property other than the assets or property originally pledged or increases the indebtedness secured thereby;

          (b) deposits or pledges in connection with or to secure payment of worker's compensation, unemployment insurance or in connection with the good faith contest of any tax lien;

          (c) any Subsidiary may create Liens in favor of the Company or another Subsidiary to secure borrowings from the Company or another Subsidiary;

          (d) Liens securing the performance of any contract, undertaking or obligation or Liens for partial, progress, advance or other payments pursuant to any contract or provision of any statute, in any such case not incurred, created or assumed directly or indirectly in connection with the borrowing of money, the obtaining of advances or credits or the securing of any indebtedness (including rental obligations required to be capitalized) of, or guaranteed by, the Company which by its terms or at the option of the debtor may mature more than 12 months from the date the Lien is granted, and if made and continuing in the ordinary course of business;

          (e) the Company or any of its Subsidiaries may acquire property subject to a Lien (whether or not assumed) or, in connection with the acquisition of property hereafter acquired, may, within 180 days of the date such property is acquired, subject such property to a Lien, or may assume indebtedness secured by a Lien covering the same, in each case up to an amount not to exceed the lesser of (i) 100% of the cost thereof to the Company or such Subsidiary and (ii) the fair value thereof, and the Company or any of its Subsidiaries may acquire a Subsidiary which, at the time of such acquisition, has a Lien existing on its property; provided that the Indebtedness secured by such Lien does not exceed the fair value of the assets subject to such Lien;

          (f) encumbrances consisting of zoning restrictions, easements, rights of way, survey exceptions, leases and subleases and other similar restrictions on the use of real property, or minor irregularities in titles thereto, which do not materially impair the use of such property in the operation of the business of the Company or any of its Subsidiaries;

          (g) the Company and any of its Subsidiaries may incur (i) Liens arising under or in connection with the Receivables Purchase Agreement; provided that such Liens do not extend to any assets beyond those contemplated by the Receivables Purchase Agreement or (ii) similar Liens incurred in similar financing arrangements (to the extent otherwise permitted hereunder);

          (h) the Company and any of its Subsidiaries may incur Liens in connection with Sale-leaseback transactions made in compliance with Section 6.8; provided that such Liens do not extend to any assets other than the assets subject to the applicable Sale-leaseback transaction;

          (i)  the Company and its Subsidiaries may incur Liens
     (a) in connection with the issuance of letters of credit (and reimbursement obligations relating thereto) other than the Letters of Credit; provided that the aggregate face amount of all such letters of credit at any one time outstanding shall not exceed $15,000,000; and provided, further, that the value of the property subject to Liens permitted by this clause (a) shall not exceed the aggregate face amount of letters of credit then outstanding and (b) on Notes Receivable incurred in connection with the sale or financing of Notes Receivable; provided, however, that at no time shall each of the U.S. and non-U.S. purchasers of such Notes Receivable have recourse to the Company and its Subsidiaries in respect of the amounts outstanding on such Notes Receivable in an amount in excess of $25,000,000 in the aggregate as provided for in Section 6.2(iv);

          (j)  Liens arising out of Capital Leases or Operating
     Leases;

          (k) Liens on property or assets acquired pursuant to a Permitted Acquisition; provided that (i) any Domestic Subsidiary Indebtedness that is secured by such Liens is permitted to exist under Section 6.3(a) and (ii) such Liens are not incurred in connection with or in contemplation or anticipation of such Permitted Acquisition and do not attach to any other asset of the Company or any of its Subsidiaries; and

          (l) other encumbrances to secure Indebtedness in the aggregate for the Company and all of its Subsidiaries not in excess of 5% of the Company's Consolidated Net Worth at any time.

          6.2 Restrictions on Fundamental Changes. Neither the Company nor any of its Significant Subsidiaries shall wind up, liquidate or dissolve its respective affairs or enter into any transaction or series of related transactions of merger or consolidation or convey, sell, lease or otherwise dispose of its property or assets in one transaction or a series of related transactions in an aggregate amount equal to or greater than 10% of the total consolidated assets of the Company (whether now owned or hereafter acquired), except that (i) any Subsidiary of the Company may merge into the Company; provided that the Company shall at all times be the continuing corporation; (ii) any Subsidiary may merge into or consolidate with another wholly-owned Subsidiary of the Company; (iii) the Company may merge or consolidate with any Person; provided that
(a) the Company shall at all times be the continuing or surviving corporation and (b) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such merger or consolidation; and (iv) the Company may sell Notes Receivable; provided that at no time shall the purchasers of such Notes Receivable have recourse to the Company in respect of amounts outstanding on such Notes Receivable in an amount in excess of $25,000,000 in the aggregate with respect to U.S. purchasers and $25,000,000 in the aggregate with respect to non-U.S. purchasers. Nothing set forth in this Section 6.2 shall prohibit the Company from reincorporating itself under the laws of another state (by way of merger, dissolution or otherwise); provided that no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such reincorporation and provided, further, that such reincorporation would not reasonably be expected to have a Material Adverse Effect.

          6.3 Domestic Subsidiary Indebtedness. The Company shall not permit any of its Domestic Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness (which shall be determined for the purpose of this Section 6.3 solely in accordance with clauses (i) and (v) of the definition of the term "Indebtedness"), except:

          (a) Indebtedness of a Domestic Subsidiary acquired as a result of a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) at the time of such Permitted Acquisition such Indebtedness does not exceed 25% of the total then Fair Market Value of the assets of the Subsidiary so acquired, or of the asset so acquired, as the case may be, (iii) so long as, before and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred or would result therefrom and (iv) such Indebtedness is not recourse to any assets of the Company or its Subsidiaries other than the Subsidiary and assets so acquired; and

          (b) additional Indebtedness of the Company's Domestic Subsidiaries not otherwise permitted hereunder not exceeding $25,000,000 in aggregate principal amount at any time outstanding; provided such Domestic Subsidiary Indebtedness shall not prohibit or restrict such Domestic Subsidiary's ability to pay dividends or make any other distributions on or in respect of its capital stock to the Company.

          6.4 Fixed Charge Coverage Ratio. The Company shall not permit at any time the ratio of (i) (a) Consolidated EBITDA of the Company minus (b) Consolidated Capital Expenditures minus (c) any amounts expended by the Company and its Consolidated Subsidiaries to redeem or purchase indebtedness (including current maturities of long-term indebtedness but excluding in all cases redemptions or repurchases funded from other sources such as permitted refinancings or the issuance of Securities) (in the case of each of clauses (b) and (c) only expenditures actually made and expenses charged against earnings when determining Consolidated EBITDA during the applicable four-quarter period shall be included) to (ii) Fixed Charges of the Company and its Consolidated Subsidiaries to be less than 1.50 to 1.00.

          6.5 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to:

         (i) engage in any transaction in connection with which the Company or any of its ERISA Affiliates could be reasonably expected to be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code in excess of $500,000;

        (ii) fail to make full payment when due of all amounts which, under the provisions of any Plan or under ERISA and the Code, the Company or any of its ERISA Affiliates is required to pay as contributions thereto, except where the failure to make such payment would not give rise to a lien under Section 412 of the Code or
     Section 302 of ERISA; or

       (iii) fail to make any payments to any Multiemployer Plan that the Company or any of its ERISA Affiliates is required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, in excess of $500,000.

          6.6 Sale or Discount of Notes Receivables. The Company shall not and shall not permit any of its Subsidiaries to sell, with or without recourse, or discount or otherwise sell for less than the Fair Market Value thereof, Notes Receivable except in the ordinary course of business in accordance with past collection practices of the Company and its Subsidiaries; provided, however, that the Company and its Subsidiaries shall be permitted to, directly or indirectly, sell Notes Receivable as contemplated by the Receivables Purchase Agreement.

          6.7 Amendments or Waivers of Charter or By-laws or of Certain Documents Relating to Certain Indebtedness. The Company shall not make or agree to make any (i) amendment to or other change to its certificate of incorporation or by-laws or
(ii) amendment to, or waiver of any of its rights under, any of the Certain Existing Indebtedness, the Receivables Purchase Agreement or the Sale-leaseback Agreement, in each case, without obtaining the prior written consent of the Requisite Lenders to such amendment or waiver if such amendment or other change would reasonably be expected to (a) have a material adverse effect on the Lenders or on the Company's ability to perform any of its obligations under any of the Loan Documents or (b) materially increase the existing, or add a material amount of new, financial or other material obligations of the Company.

          6.8 Sale-leaseback Transactions. The Company shall not and shall not permit any of its Subsidiaries to become or remain liable as a lessee, guarantor or other surety with respect to any Capital Lease of the Company or any of its Subsidiaries of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which the Company or such Subsidiary, as the case may be, has sold or transferred after the Effective Date or is to sell or transfer after the Effective Date to any other Person other than to the Company or a wholly-owned Subsidiary of the Company, as the case may be, or (b) which the Company or such Subsidiary, as the case may be, intends to use for substantially the same purpose as any other property which after the Effective Date has been or is to be sold or transferred by the Company or a wholly-owned Subsidiary of Company, as the case may be, to any Person in connection with such lease; provided that the Company and its Subsidiaries may engage in (i) the Sale-leaseback transactions contemplated by the Sale-leaseback Agreement and
(ii) Sale-leaseback transactions with respect to assets acquired not more than 270 days prior to the consummation of such transactions, but only to the extent in the case of clause
(ii) that the proceeds from such Sale-leaseback transactions (net of taxes and expenses) shall not exceed $25,000,000 in the aggregate.

          6.9 No Further Negative Pledges. Except (a) with respect to specific property encumbered to secure payment of particular Indebtedness and (b) as otherwise provided in
Section 6.1, the Company shall not and shall not permit any of its Subsidiaries to enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its respective properties or assets, whether now owned or hereafter acquired.

          6.10 Refinancing Indebtedness. The Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay or make, or set apart any sum for any Restricted Payments with respect to Certain Existing Indebtedness out of the proceeds of any Indebtedness ("Refinancing Indebtedness") unless such Refinancing
Indebtedness: (i) has a Stated Maturity not less than the Stated Maturity of the Certain Existing Indebtedness to be refinanced, (ii) has an Average Life not less than the Average Life of the Certain Existing Indebtedness to be refinanced,
(iii) has an aggregate principal amount not less than the aggregate principal amount of the Certain Existing Indebtedness to be refinanced and (iv) contains terms no more materially adverse to the Company than the terms of the certain Existing Indebtedness to be refinanced.

          6.11 Investments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person except:

         (i) the Company and its Subsidiaries may make Investments in cash and Cash Equivalents; provided that any such Investments, including in cash, other than Investments denominated in Dollars, shall only be made to the extent necessary to fund the local operations of the Foreign Subsidiaries;

        (ii) Investments in existence on the Effective Date which to the extent exceeding $250,000 on such date are described in Schedule 6.11 annexed hereto;

       (iii) the Company may make Investments in any Person that is a wholly-owned Subsidiary and any of the Company's
     Subsidiaries may make Investments in the Company or any other Subsidiary of the Company;

        (iv) the Company may make Investments made by or in respect of any employee benefit plan or any other employee benefits (including, without limitation, life insurance) granted in the ordinary course of business;

         (v) the Company and its wholly-owned Subsidiaries may make Permitted Acquisitions;

        (vi)   the Company may purchase shares of its
     outstanding common stock through open market purchases or otherwise; and

       (vii)   the Company and its Subsidiaries may make other
     Investments in an amount not to exceed $25,000,000 outstanding at any one time.

          6.12 Sale, Transfer, etc. of Assets. The Company shall not and shall not permit any of its Domestic Subsidiaries to sell, convey, transfer or otherwise dispose of any material assets to any Foreign Subsidiary of the Company except in the ordinary course of business in accordance with past business practices of the Company and its Subsidiaries or as otherwise provided under this Agreement.

          SECTION 7.  EVENTS OF DEFAULT.

          If any of the following conditions or events ("Events of Default") shall occur and be continuing:

          7.1 Failure To Make Payments When Due. (i) Failure to pay any installment of principal of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to reimburse an Issuing Lender for any drawing under any Letter of Credit pursuant to
Section 2.14 or (ii) failure to pay within five (5) days after the due date any interest on any Revolving Loan or interest on any reimbursement obligation with respect to any Letter of Credit or any Fees or other amounts owing under this Agreement or any of the other Loan Documents; or

          7.2 Breach of Certain Covenants. Failure to observe or perform any covenant or condition required to be kept or performed by the Company pursuant to (i) Sections 5.4, 5.5, 5.6, 5.11 or 6 herein or (ii) Section 10 and such failure continues for a period of five Business Days after receipt of notice by the Company from the Agent, of such failure; or

          7.3 Breach of Warranty. Any representation or warranty made herein, in any other Loan Document (as defined herein and in the Existing Credit Agreement) or any writing delivered pursuant hereto or thereto or in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or

          7.4 Default in Other Agreements. An event of default shall occur under the provisions of any instrument evidencing outstanding indebtedness for borrowed money in a principal amount in excess of $5,000,000, either direct or indirect, of the Company or any of its Subsidiaries the holder or holders of which are Persons other than the Company or any of its Subsidiaries, but only in such cases where the effect of such event of default is to permit the holder or holders of such instrument, or a trustee or agent on behalf of such holder or holders, to cause the outstanding indebtedness evidenced by such instrument to become due prior to its stated maturity; or any obligation of the Company or any Subsidiary for the payment of such indebtedness shall become or be declared to be due and payable prior to its stated maturity, or shall not be paid when due; or

          7.5 Judgments. A judgment or judgments for the payment of money in excess of the sum of $5,000,000 in the aggregate shall be entered against the Company or any of its Subsidiaries, and such judgment or judgments shall remain unsatisfied or unstayed for a period of 30 days; or

          7.6  Other Defaults Under Agreement or Loan
Documents. The Company or the German Borrower shall default in any material respect in the performance of or compliance with any term contained in this Agreement or the other Loan Documents other than those referred to above in Section 7.1 or
7.2 and such default shall not have been remedied or waived within 30 days of such default; or

          7.7  Bankruptcy; Appointment of Receiver,
Dissolution, etc. The Company or any of its Significant Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Company or any of its Significant Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Significant Subsidiaries; or the Company or any of its Significant Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its Significant Subsidiaries; or there is commenced against the Company or any of its Significant Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Company or any of its Significant Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Significant Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          7.8 Unfunded ERISA Liabilities. Any Plan shall fail to maintain the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under
Section 412 of the Code; any Plan having an Unfunded Current Liability in excess of $5,000,000 is, shall have been or is reasonably likely to be terminated or the subject of termination proceedings under ERISA; or the Company or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under
Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA, and
there shall result from any such event or events the imposition of a Lien upon the assets of the Company or any ERISA Affiliate, the granting of a security interest by the Company or an ERISA Affiliate, or a liability or a material risk of incurring a liability to the PBGC or the Internal Revenue Service or a Plan or a penalty under Section 4971 of the Code, which liability, in the opinion of the Requisite Lenders, will have a Material Adverse Effect; or

          7.9 Change in Control. Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (but excluding any Excluded Person (as defined in the next sentence)) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under such
Act) of issued and outstanding shares of capital stock of the Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of the Company having a then present right to exercise 20% or more of the voting power for the election of members of the board of directors of the Company attached to all such outstanding shares of capital stock of the Company. For purposes of this Section, "Excluded Persons" shall mean
(i) any employee stock ownership plan or other employee benefit plan and (ii) each officer and director of the Company as of the date of this Agreement and members of the extended families of such officers and directors;

          THEN (i) upon the occurrence of any Event of Default described in the foregoing subsection 7.7, each of (x) the unpaid principal amount of and accrued interest on the Revolving Loans and (y) an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts of other documents required to draw under such Letter of Credit) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company and the German Borrower, and the obligation of each Lender to make any Revolving Loan and the obligation of any Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Requisite Lenders may, by written notice to the Company and the German Borrower, declare all of the Revolving Loans and an amount equal to the amounts described in clauses (x) and (y) above to be, and the same shall forthwith become, due and payable, together with accrued interest thereon, and the obligation of each Lender to make any Revolving Loan and the obligation of any Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of the Lenders to purchase from the Issuing Lenders participations in the unreimbursed amount of any drawings under any Letters of Credit as provided in Section 2.14(e). So long as any Letter of Credit shall remain outstanding, any amounts described in clause (y) above with respect to any such Letter of Credit, when received by the Agent, shall be held by the Agent as cash collateral for the obligation of the Company to reimburse the respective Issuing Lender in the event of any drawing under such Letter of Credit, and upon any drawing under any outstanding Letter of Credit in respect of which the Agent holds any amounts described in clause (y) above, the Agent shall apply such amounts held by the Agent to reimburse the Issuing Lender for the amount of such drawing. In the event any Letter of Credit in respect of which the Agent holds any amounts described in clause (y) above is cancelled or expires or in the event of any reduction in the maximum amount available at any time for drawing under such Letter of Credit ("Maximum Available Amount"), the Agent shall apply the amount then so held designated to reimburse the Issuing Lender for any drawings under such Letter of Credit less the Maximum Available Amount immediately after such cancellation, expiration or reduction, if any, first to the cash collateralization of any outstanding Letter of Credit in respect of which the Company has failed to pay all or a portion of the amounts described in clause (y) above, as the case may be, second, to the payment in full of the outstanding Obligations, and third, to the extent of any excess, to the Company. Nevertheless, if at any time within 60 days after acceleration of the maturity of any Revolving Loan the Company or the German Borrower shall pay all arrears of interest and all payments on account of the principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Notes) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Revolving Loans and the Notes, and payments of amounts referred to in clause (y) above, in each case due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 11.2, then the Requisite Lenders by written notice to the Company and the German Borrower may rescind and annul the acceleration and its consequences; and the Agent shall return to the Company any amounts held by the Agent as cash collateral in respect of amounts described in clause (y) above; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon.

          SECTION 8.  REPRESENTATIONS, WARRANTIES AND
                      AGREEMENTS.

          In order to induce the Lenders to enter into this Agreement and to make the Revolving Loans and to issue the Letters of Credit provided for herein, the Company makes the following representations and warranties to, and covenants with, the Lenders as of the Effective Date, all of which shall survive the execution and delivery of this Agreement, the making of the Revolving Loans and the issuance of Letters of
Credit:

          8.1 Financial Information; Undisclosed Liabilities. The Company has furnished to each Lender (i) a copy of its Annual Report on Form 10-K for the fiscal year ended December 27, 1997 and a copy of its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998 and (ii) its audited consolidated balance sheet as at December 27, 1997 and its unaudited consolidated balance sheet as at September 30, 1998, and the related consolidated statement of earnings and statement of cash flows of the Company and its Consolidated Subsidiaries, if any, for the fiscal year or nine months period, as the case may be, then ended, accompanied in the case of the audited consolidated balance sheet as at December 27, 1997 by the report on examination thereof by its independent auditors; said statements fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries and the results of their operations for the respective periods then ended.

          8.2 Adverse Changes. Except as set forth in the documents furnished pursuant to Section 8.1 herein, the net changes in circumstances affecting the Company and/or the German Borrower have not resulted in a cumulative effect since December 27, 1997 that would reasonably be expected to result in a Material Adverse Effect.

          8.3  Litigation.  There is no action, suit,
proceeding, litigation or governmental investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, in the reasonable opinion of the Company, is expected to have a Material Adverse Effect.

          8.4  Authorization, etc.

          (a) Authorization. The execution, delivery and performance of this Agreement, the issuance, delivery and payment of the Notes, the issuance of the Letters of Credit, and the other transactions contemplated hereby or thereby or related hereto or thereto have each been duly authorized by all necessary corporate action by the Company and the German Borrower, as the case may be.

          (b) No Conflict. The execution, delivery and performance by the Company and the German Borrower of this Agreement, the issuance, delivery and performance of the Notes by the Company and the German Borrower, the issuance of the Letters of Credit, and the other transactions contemplated hereby or thereby or related hereto or thereto do not and will not (i) violate (x) any provision of law applicable to the Company or the German Borrower, or (y) any order, judgment or decree of any court or other agency of government binding, or purporting to be binding, on the Company or the German Borrower or being applicable to, or purporting to be applicable to, any of its assets, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of either the Company or the German Borrower, (iii) result in or require the creation or imposition of any Lien upon any of their respective properties or assets, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of either the Company or the German Borrower, except for (x) such approvals or consents that the absence of which, singly or in the aggregate, would not have a Material Adverse Effect or (y) such violations (other than any violation of the Certificate of Incorporation or By-laws of the Company), conflicts, breaches, Liens and defaults that would not have, singly or in the aggregate, a Material Adverse Effect.

          (c) Government Consents. The execution, delivery and performance by the Company and the German Borrower of this Agreement, the application of the proceeds of the Loans, the issuance, delivery and performance by the Company and the German Borrower of the Notes, the issuance of the Letters of Credit and the other transactions contemplated hereby or thereby or related hereto or thereto do not and will not require any registration with, consent or approval of, any Governmental Authority.

          (d) Binding Obligation. This Agreement is, and the Notes, when executed and delivered by the Company and the German Borrower will be, the legally valid and binding obligations of each of them, as the case may be, enforceable against each of them, as the case may be, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          8.5  Corporate Status.  The Company and its
Subsidiaries and the German Borrower are each a duly organized and validly existing corporation in good standing under the laws of the jurisdiction where they are incorporated and are licensed or qualified as a foreign corporation and in good standing in all jurisdictions where the nature of its business or the ownership or leasing of property makes such licensing or qualification necessary, except where the absence of any such license, qualification or good standing does not result in a Material Adverse Effect.

          8.6  Title; Insurance.  (a)  The Company and its
Subsidiaries (including the German Borrower) have good title to their respective properties, subject only to the Liens permitted by Section 6.1 hereof.

          (b) Schedule 8.6(b) hereto sets forth in reasonable detail the insurance program of the Company as of the Effective Date, including limit, terms, conditions and deductibles and types of insurance carried by the Company. All insurance policies are outstanding and in force, and all premiums due with respect to such policies have been paid.

          8.7 Taxes, etc. All material taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon the Company and any of its Subsidiaries (including the German Borrower) or upon any property of any thereof, which are due and payable, have been paid. Except as set forth in Schedule 8.3 hereto, no material claims are being asserted in writing (in a Form 5701, 30 day letter or other official written communications by the relevant governmental entity) with respect to any past due taxes, assessments, fees or other governmental charges against the Company or any of its Subsidiaries (including the German Borrower) (other than any such claims which are being contested in good faith and for which an adequate reserve, in the reasonable judgment of the Company, has been established on the books of the Company and its Consolidated Subsidiaries).

          8.8 ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (under the meaning of Section 4241 of ERISA); the present value of the accrued benefits under each Plan did not as of the date of the most recently completed annual actuarial valuation applicable thereto, exceed by more than $500,000 the fair market value of the assets of such Plan, determined in accordance with Section 412 of the Code; no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of
Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred any material liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or expects to incur any material liability under any of the foregoing Sections on account of the termination of participation in or contributions to any such Plan or Multiemployer Plan; no proceedings have been instituted to terminate any Plan under
Section 4041(c) or Section 4042 of ERISA; no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Company and its ERISA Affiliates may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein, other than liability for benefits then due and payable.

          8.9 Margin Regulations. The proceeds of the Revolving Loans made to the Company and the German Borrower may be used for general corporate purposes, which may include the purchasing or carrying of Margin Stock (provided that the Company and the German Borrower give each of the Lenders prior written or telephonic notice confirmed in writing of such intended use); and no part of the proceeds of any such Revolving Loans to the Company and the German Borrower will be used to purchase or carry any Margin Stock in violation of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. Neither the Company nor the German Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock (within the meaning of Regulation U of said Board of Governors). As of the date of this Agreement, after utilizing the full amount of the Total Revolving Loan Commitment to purchase Margin Stock on such date, no more than 25% of the value of the assets of the Company and its Subsidiaries that are subject to the provisions of Section 6.1 or Section 6.9 or the German Borrower and its Subsidiaries that are so subject would constitute Margin Stock.

          8.10 Disclosure. The representations, warranties and disclosures contained in this Agreement, or any other document, certificate or written statement furnished to the Lenders by or on behalf of any such Person for use in connection with the transactions contemplated by this Agreement and in the Company's filings made under the Securities Exchange Act of 1934, as amended, taken as a whole and to the extent not updated or superseded in later documents, certificates or written statements furnished to the Lenders or in later filings under the Securities Exchange Act of 1934, as amended, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading at such time and in light of the circumstances under which such information was furnished.

          8.11 Patents, Trademarks, etc. The Company and its Significant Subsidiaries own, or are licensed or permitted to use, all patents, trademarks, trade names, copyrights, licenses, technology, know-how, processes, service marks and rights with respect to any of the foregoing used in and necessary or material to the conduct of their respective businesses as currently conducted. To the best of the Company's knowledge, the use of such patents, trademarks, trade names, copyrights, licenses, technology, know-how, processes and rights by the Company and its Significant Subsidiaries does not infringe on the rights of any Person, except for such infringement which would not reasonably be expected to result in a Material Adverse Effect. The rights of the Company and each of its Significant Subsidiaries to so sell, franchise or license under such patents, trademarks, trade names, copyrights, technology, know-how and processes owned by them and then being used may be transferred in connection with any sale of assets and goodwill or stock of the related business by the Company or such Subsidiaries.

          8.12 Environmental Matters. (a) The Company and each of its Significant Subsidiaries have obtained all permits, licenses and other authorizations relating to or used in connection with the ownership and operation of its respective business and its respective real properties that are required under the Environmental Laws and are in compliance with all terms and conditions of such required permits, licenses and authorizations, except where failure to so obtain or to so comply would not reasonably be expected to result in a Material Adverse Effect.

          (b) The Company and, to the knowledge of the Company, each of its Significant Subsidiaries are in compliance with all Environmental Laws, including, without limitation, all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

          (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries under the Environmental Laws which could reasonably be expected to result in a fine, penalty or other cost or expense in excess of $5,000,000.

          (d) To the Company's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance in all material respects by the Company or any of its Significant Subsidiaries with the Environmental Laws, or which may give rise to any common law or legal liability, including, without limitation, liability under CERCLA, or similar state, local or foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material which could reasonably be expected to result in a fine, penalty or other cost or expense in excess of $5,000,000.

          (e) To the Company's knowledge, there is no real property ever owned, operated, used or controlled by the Company or any of its Significant Subsidiaries listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under CERCLA, or on any comparable state or local list, and neither the Company nor any of its Significant Subsidiaries has received any notification of potential or actual liability or request for information under CERCLA or any comparable state or local law which could reasonably be expected to result in a fine, penalty or other cost or expense in excess of $5,000,000.

          (f) Except in compliance with the Environmental Laws, (i) no real property ever owned, operated, used or controlled by the Company or any of its Significant Subsidiaries has been used for the handling, processing, generation, treatment, storage or disposal of any Hazardous Materials, and no underground storage tank or other underground storage receptacle, or related piping, is located on such properties; (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by the Company or any of its Significant Subsidiaries or any of their respective predecessors in interest at, on, under, from or into any of the real property owned, operated or controlled by them; and
(iii) there are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, operated or controlled by the Company or any of its Significant Subsidiaries, in any case set forth in clauses (i)-
(iii) above, in such amounts, conditions or concentrations that could reasonably be expected to require removal or remedial or corrective action, or to result in liability under the Environmental Laws in excess of $5,000,000.

          8.13.  Year 2000.  Any reprogramming and/or
replacement of equipment required to permit the proper functioning, in and following the year 2000, of (i) all Information Systems and Equipment and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or, to the extent practicable and commercially reasonable, with which the systems of the Company and its Subsidiaries interface) and the testing of all such systems and equipment, as so reprogrammed, will be substantially completed by September 30, 1999, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. The cost to the Company and its Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in Default or a Material Adverse Effect. Except for such of the reprogramming and/or replacement of equipment referred to in the two preceding sentences as may be necessary, all Information Systems and Equipment are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the company to conduct its business without a Material Adverse Effect.

          SECTION 9.  AGENT.

          9.1 Appointment. The Lenders hereby appoint BTCo as Agent hereunder and under the Loan Documents and each Lender hereby authorizes the Agent to act as herein or therein specified, and each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the Notes, and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

          9.2 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries as well as that of the German Borrower in connection with the making and the continuance of the Revolving Loans hereunder and shall make its own appraisal of the creditworthiness of the Company and its Subsidiaries as well as that of the German Borrower; and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

          9.3 Rights, Exculpation, etc. The Agent and any of the officers, directors, employees or agents of the Agent shall not be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its gross negligence or willful misconduct. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the financial condition of the Company and its Subsidiaries or of the German Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Company or any of its Subsidiaries or of the German Borrower, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or any of the other Loan Documents until it shall have received such instructions from the Requisite Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Requisite Lenders.

          9.4 Reliance. The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

          9.5 Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Company or the German Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, acting pursuant hereto, in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to their respective Commitments hereunder; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 9.5 shall survive the payment in full of the Notes and the termination of this Agreement and any other Loan Document.

          9.6 The Agent, Individually. With respect to its Commitment hereunder, the Revolving Loans made by it and any Notes issued to or held by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note. The terms "Lenders", "Requisite Lenders" or "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender, one of the Requisite Lenders or a noteholder. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or the German Borrower or any of their Subsidiaries as if they were not acting pursuant hereto.

          9.7 Holders of Notes. The Agent may deem and treat the named payee (or any subsequent holder, transferee, assignee or payee of which the Agent has received written notice) of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by the Agent. Any request, authority or consent of any Person, who at the time of making such request or of giving such authority or consent is the named payee (or any subsequent holder, transferee, assignee or payee of which such Agent has received written notice) of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or payee of such Note or of any Note or Notes issued in exchange therefor.

          9.8 Resignation by the Agent. The Agent may resign from the performance of all of its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to the Company and the Lenders. Such resignation shall take effect upon the expiration of such 15 Business Day period or upon the earlier appointment of a successor. Upon any such resignation, the Requisite Lenders shall appoint a successor Agent who shall be satisfactory to the Company and shall be an incorporated bank or trust company. In the event no such successor shall have been so appointed, then any notification, demand or other communication required or permitted to be given by the Agent on behalf of the Lenders to the Company hereunder shall be sufficiently given if given by the Requisite Lenders, and any notification, demand, other communication, document, statement or other paper or payment required to be made, given or furnished by the Company to the Agent for distribution to the Lenders shall be sufficiently made, given or furnished if made, given or furnished by the Company directly to each Lender entitled thereto and, in the case of payments, in the amount to which each such Lender is entitled. All powers specifically delegated to the Agent by the terms hereof may be exercised by the Requisite Lenders.

          9.9 Removal. The Agent may be removed from the performance of all its functions and duties hereunder at any time with or without cause by an instrument delivered in writing to the Company and signed by the Requisite Lenders. Upon any such removal, the Requisite Lenders shall appoint a successor Agent who shall be satisfactory to the Company and shall be an incorporated bank or trust company. In the event no such successor shall have been so appointed, then any notification, demand or other communication required or permitted to be given by the Agent on behalf of the Lenders to the Company hereunder shall be sufficiently given if given by the Requisite Lenders, and any notification, demand, other communication, document, statement or other paper or payment required to be made, given or furnished by the Company to the Agent for distribution to the Lenders shall be sufficiently made, given or furnished if made, given or furnished by the Company directly to each Lender entitled thereto and, in the case of payments, in the amount to which each such Lender is entitled. All powers specifically delegated to the Agent by the terms hereof may be exercised by the Requisite Lenders.

          SECTION 10.  CONDITIONS PRECEDENT.

          10.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions by the Company and the German Borrower, as the case may be:

          (a) Closing Documents. The Company and the German Borrower shall have delivered to the Lenders (or to the Agent for the Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following (each, unless otherwise noted, dated the Closing Date):

               1.  Board Resolutions.  Resolutions of the
          Company's Board of Directors in form and substance satisfactory to the Agent approving and authorizing the execution, delivery and performance by it of the Loan Documents and any other documents, instruments and certificates as are contemplated hereby and thereby, certified as of the Closing Date by an appropriate respective corporate officer as being true and complete and in full force and effect without modification or amendment.

               2.  Signature and Incumbency Certificates.
          (i) Signature and incumbency certificates of the officers of the Company and (ii) a signature certificate of the persons authorized by the German Borrower to execute any of the Loan Documents.

               3.  By-Laws.  Copies of the By-laws of the
          Company.

               4.  German Corporate Documents.  A recently
          issued certified copy of the German Borrower's entry in the commercial register of Emmendingen Lower
          District Court.

               5. Opinions. Originally executed copies of one or more written opinions of (i) Cravath, Swaine & Moore, counsel for the Company, in the form of Exhibit C-1 hereto and, (ii) Wayne F. Taylor, general counsel for the Company, in the form of Exhibit C-2 hereto, and (iii) from Hengeler Mueller Weitzel Wirtz, special German counsel to the German Borrower, in the form of Exhibit C-3 hereto, each of which opinions shall be dated as of the Closing Date, and shall cover such other matters and include such changes as shall be reasonably requested or approved by the Agent.

               6. Opinion. Originally executed copies of the favorably written opinion of Cahill Gordon & Reindel, special counsel to the Agent and Lenders, substantially in the form of Exhibit D.

               7. Officers' Certificate. Originally executed Officers' Certificate of the Company in the form of Exhibit E hereto stating that all conditions set forth in Sections 4.1(b)(i), 4.1(b)(ii) and 4.1(b)(iii), have been satisfied, in each case, without taking into account whether any circumstance or event which must be satisfactory to any Person (other than the Company) is in fact satisfactory to such Person.

               8. Guarantee. On the Closing Date the Company shall have duly authorized, executed and delivered a guarantee agreement, dated as of the Effective Date, pursuant to which the Company guarantees the obligations of the German Borrower owing to the Lenders, in substantially the form of Exhibit F hereto (as modified, supplemented or amended from time to time, the "Company Guarantee") in accordance with the terms hereof and thereof.

          (b) Corporate Proceedings. All corporate and other proceedings taken or to be taken by the Company and the German Borrower in connection with the transactions contemplated by each of the Loan Documents on or prior to the Effective Date and all documents incidental thereto not previously found acceptable by the Requisite Lenders shall be reasonably satisfactory in form and substance to such Lenders, and such Lenders shall have received from the Company and the German Borrower all such counterpart originals or certified copies of such documents as such Lenders may reasonably request.

          SECTION 11.  MISCELLANEOUS.

          11.1 Exercise of Rights. Neither the failure nor delay on the part of any of the Lenders or any holder of a Note to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lenders and the holders of the Notes would otherwise have. No notice to or demand on the Company or the German Borrower in any case shall entitle either the Company or the German Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lenders and the holders of the Notes to any other or further action in any circumstances without notice or demand.

          11.2 Amendment and Waiver, etc. (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Borrowers party thereto and the Requisite Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash) (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release the Company Guarantee, (iii) amend, modify or waive any provision of this Section 11.2, (iv) reduce the percentage specified in the definition of Requisite Lenders (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders on substantially the same basis as the Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall
(v) increase the Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (x) without the consent of any Issuing Lender, amend, modify or waive any provision of
Section 2 or alter its rights or obligations with respect to Letters of Credit, or (y) without the consent of the Agent, amend, modify or waive any provision of Section 9 or any other provision as same relates to the rights or obligations of the Agent.

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 11.2(a), the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.15 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's Revolving Loan Commitment and/or repay the outstanding Revolving Loans of such Lender and cash collateralize its applicable Pro Rata share of the Letter of Credit Outstandings; provided that, unless the Revolving Loan Commitment that is terminated, and Revolving Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event a Borrower shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Revolving Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.2(a).

          11.3 Expenses and Indemnification. (a) The Borrowers agree to pay all reasonable out-of-pocket expenses
(x) of the Agent incurred in connection with the development, preparation, execution, delivery, enforcement, assignment, participation and administration of this Agreement, and the other Loan Documents and any and all amendments, supplements or waivers hereto or thereto and the Notes and the making and repayment of the Revolving Loans and the issuance of Letters of Credit and the payment of interest, including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel, special counsel for the Lenders and the Agent and of Hasche Eschenlohr Peltzer Riesenkampff Fischotter, special German counsel for the Lenders and the Agent in each case reasonably promptly upon being furnished an invoice and (y) of each Lender incurred in connection with the enforcement of any of the foregoing, including, without limitation, the reasonable fees and expenses of any counsel for any of the Lenders and the Agent. In addition, the Company agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other documentary taxes that may be payable in connection with the Company's or the German Borrower's execution, delivery or performance of this Agreement, its borrowings hereunder, or its issuance of the Notes or of any other instruments or documents provided for herein or delivered or to be delivered by either of them hereunder or any other Loan Document or in connection herewith or thereunder. All obligations provided for in this Section 11.3 shall survive any termination of this Agreement. The Company agrees to indemnify, defend and hold the Agent and each of the Lenders harmless from and against any and all liability (including, without limitation, excise tax, interest, penalties and all reasonable attorneys' fees) to which the Agent or any of the Lenders may become subject insofar as such excise tax or liability arises out of or is based upon a suit or proceeding or governmental action brought or taken in connection with the use of the proceeds of the Revolving Loans made to the Borrower, whether the Agent or such Lender is a party thereto or is otherwise required to respond thereto; provided that the Company shall not be liable hereunder with respect to claims directly arising out of (i) any settlement made without its consent, which consent will not unreasonably be withheld or delayed, (ii) any proceeding brought against the Agent or such Lender by a security holder of the Agent or such Lender based upon rights afforded such security holder solely in its capacity as such, and (iii) the gross negligence or willful misconduct of the Agent or such Lender.

          (b)  The foregoing indemnity set forth in this
Section 11.3 shall include, without limitation, indemnification by the Company to each Indemnitee for any and all expenses and costs (including, without limitation, remedial, removal, response, abatement, clean-up, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the costs of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether the conditions creating such claim arose before, during or after ownership, operation, possession or control of the business, property or facilities of the Company or any of its Subsidiaries, or before, on or after the date hereof, and including any amounts paid incidental to any compromise or settlement by the Indemnitees or any Indemnitee to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, disbursements, encumbrances, liens, damages (including, without limitation, damages for contamination or destruction of natural resources), penalties and fines of any nature (including, without limitation, in all cases the reasonable fees and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws, based on, arising out of or relating to, in whole or in part, the exercise and/or enforcement of any rights or remedies by any Indemnitee under this Agreement, any other Loan Document or any related documents and including, but not limited to, taking title to, owning, possessing, operating, controlling, managing or taking any action in respect of any real property.

          11.4 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Agent, the Company, the German Borrower, the Lenders, and, to the extent permitted hereunder, all future holders of the Notes and their respective successors and assigns, except that neither the Company nor the German Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may at any time sell to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pension funds or mutual funds or other entities ("Participants") participating interests in its Revolving Loan Commitment, Revolving Loans and Letters of Credit, or any other interest of such Lender hereunder or thereunder (in respect of any such Lender, its "Credit Exposure"); provided, however, that such Lender shall remain fully liable for its entire Credit Exposure without regard to any such participation and no Participant shall be in privity with either the Company or the German Borrower or acquire any right vis-a-vis either the Company or the German Borrower except as expressly set forth in this paragraph. The Borrowers agree that if amounts outstanding under this Agreement or the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that such right of set-off shall be subject to the obligation of such Participant to share with Lenders, and Lenders agree to share with such Participant, as provided in Section 11.11 hereof.
The Company and the German Borrower each also agree that each Participant shall be entitled to the benefits of Section 2.10 hereof with respect to its participation in the Revolving Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater payment under such Section than the relevant Lender would have been entitled to receive with respect to the relevant Revolving Loans. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender's right to agree to any amendment, supplement or modification to this Agreement or any of the Loan Documents except to extend the final maturity of any Note other than in accordance with the definition of "Final Maturity Date" as in effect on the date hereof or reduce the rate or extend the time of payment of interest thereon or reduce the principal amount thereof or reduce the fees payable pursuant to Section 2.13 or clauses (1)(i) or (2) of Section 2.14(f).

          (c) With the prior written consent of the Agent, which consent shall not be unreasonably withheld, any Lender ("Assignor") may at any time assign to any Lender or any affiliate thereof, and to one or more Eligible Assignees ("Assignees"), all or any part of its Credit Exposure pursuant to a Assignment and Assumption Agreement substantially in the form of Exhibit G hereto, executed by such Purchasing Lender, such Assignor, the Agent and, in the event such assignment is of an interest in a Letter of Credit Participation, the Issuing Lender; provided that unless such assignment is to a Lender, all such assignments shall be in aggregate minimum amounts of $3,000,000 and shall be made only with the prior written consent of the Company, such consent not to be unreasonably withheld; and provided, further, that no Lender may assign any Revolving Loan or Letter of Credit Participation without a corresponding assignment of such Lender's Revolving Loan Commitment. Upon (i) such execution of such Assignment and Assumption Agreement, (ii) delivery of an executed copy thereof to the Company and the German Borrower, (iii) payment by such Assignee to such Assignor of an amount equal to the purchase price agreed between such Assignor and such Assignee, and (iv) payment by such Assignee or Assignor (as they shall mutually agree) to the Agent of a non-refundable fee of $3,500 to cover administrative and other expenses which may be incurred in connection with such assignment, such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and thereto with the Pro Rata Share of the applicable Commitment(s) set forth in such Assignment and Assumption Agreement or such counterpart, and subject to the preceding sentence no further consent or action by the Borrowers, Lenders or the Agent shall be required. As used in this Section 11.4(c), "Eligible Assignee" means (a) the Agent; (b) any Affiliate of any Lender otherwise meeting the requirements of (c), (d), (e) or (f) of this subclause (c); (c) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any State thereof; (d) a commercial bank organized under the laws of any other country that is a member of the OECD or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the United States; (e) a finance company, pension fund, mutual fund, insurance company, or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans providing for revolving credit in the ordinary course of its business and meets the definition of "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended; and (f) any other Person approved by the Agent and the Company, such approval not to be unreasonably withheld.

          Such Assignment and Assumption Agreement or such counterpart shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Pro Rata Shares arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such Assignor under this Agreement, the Commitments and the Notes. Upon the consummation of any transfer to an Assignee pursuant to this Section 11.4(c), the Assignor, the Agent, the Company and the German Borrower shall make appropriate arrangements so that, if required, a replacement Note is issued to such Assignor and a new Note or, as appropriate, a replacement Note, issued to such Assignee, in each case in principal amounts reflecting their Pro Rata Shares or, as appropriate, their outstanding Revolving Loans, as adjusted pursuant to such Assignment and Assumption Agreement.

          (d) The Company and the German Borrower authorize each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and the German Borrower and any of their respective Subsidiaries which has been delivered to such Lender by or on behalf of the Company or the German Borrower pursuant to this Agreement or which has been delivered to such Lender by the Company or the German Borrower in connection with such Lender's credit evaluation of the Company and the German Borrower prior to entering into this Agreement; provided that if such information is confidential information as contemplated by
Section 11.18, such Lender may so disclose such information only if such Transferee or prospective Transferee previously agrees in writing to be bound by the terms of Section 11.18.

          (e) Except pursuant to an assignment but only to the extent set forth in the Assignment and Assumption Agreement related to such assignment, no Lender shall, as between the Company and the German Borrower and the Lender, be relieved of any of its obligations hereunder as a result of any sale, transfer or negotiation of, or granting of participations in, all or any part of its Credit Exposure.

          (f) Each Eligible Assignee organized under the laws of any jurisdiction other than the United States or any State thereof (including the District of Columbia) shall make the representations and certifications and provide the relevant forms, as if it were a Lender, on or before the Settlement Date (as defined in the Assignment and Assumption Agreement) and thereafter as required by Section 11.14 with respect to such assignment.

          (g) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

          11.5 Notices, Requests, Demands. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made five days after deposit in the mails, postage prepaid, or, in the case of telex or telegraphic notice, when delivered to the telex or telegraph company, or in the case of telex or telecopier notice sent over a telex or a telecopier machine owned or operated by a party hereto, when sent, addressed to the Company, the German Borrower, the Agent or the Lenders, as the case may be, at their respective addresses shown opposite their signatures hereto or at such other address as any of the parties hereto may hereafter specify in writing to the others, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent. No other method of giving notice is hereby precluded.

          11.6 Determination of Dollar Equivalent. For purposes of this Agreement, the Dollar Equivalent of Deutsche Mark Loans shall be calculated on the last Business Day of each month. The Dollar Equivalent for Deutsche Mark Loans shall remain in effect until the same is recalculated by BTCo as provided above and notice of such recalculation is received by the Company and the German Borrower, it being understood that until such notice is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Company and the German Borrower by BTCo. BTCo shall promptly notify the Company and the German Borrower and the Lenders of each determination of the Dollar Equivalent for Deutsche Mark Loans.

          11.7  Survival of Representations and Warranties.
All representations and warranties contained herein or otherwise made in writing by the Company or the German Borrower in connection herewith shall survive the execution and delivery of this Agreement, the Notes and each of the Loan
Documents.

          11.8 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement and under the Notes shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

          11.9 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all such counterparts taken together shall constitute but one and the same instrument. Complete counterparts of this Agreement shall be lodged with the Company and the Agent.

          11.10 Set-Off. In addition to any rights now or hereafter granted under applicable law (including, but not limited to, Section 151 of the New York Debtor and Creditor
Law) and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized at any time or from time to time, without notice to the Company or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Lender under this Agreement and the Notes, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement and/or any of the Notes and/or any of the other Loan Documents, irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured and irrespective of the currency in which such claims are made and further each Lender is hereby authorized at any time or from time to time, without notice to the Company or the German Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of either the Company or the German Borrower against and on account of the obligations and liabilities of the German Borrower to such Lender under this Agreement and the Notes, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement and/or any of the Notes and/or any of the other Loan Documents, irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured and irrespective of the currency in which such claims are made. Each Lender agrees to give either the Company or the German Borrower or both, as the case may be, notice after the exercise of its right of set-off as provided above; provided that the failure to give such notice shall not result in any liability on the part of any Lender or any such holder or otherwise limit the rights of any Lender or any such holder under this
Section 11.10.

          11.11 Proration of Excess Payments. The Lenders agree among themselves that, with respect to all amounts received by them that are applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made so that, in effect, all such amounts will be shared ratably among the Lenders on the basis of the amounts then owed each of them in respect of such obligation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or bankers' lien, by counterclaim or cross action, under or pursuant to this Agreement, the Notes, any other Loan Document or otherwise. Each Lender agrees that if it should receive any payment on its Notes of a sum or sums in excess of its pro rata portion, then it shall purchase for cash from the other Lenders an interest in the Notes of such Lenders in such amount as shall result in a ratable participation by each of the Lenders in the aggregate unpaid amount of all outstanding Notes then held by all of the Lenders. If all or any portion of such excess payment is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          11.12 Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) Any legal action or proceeding against either the Company or the German Borrower with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Company and the German Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Company and the German Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York 10019, as its designee, appointee and agent to receive for and on their behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each of the Company and the German Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Agent. Each of the Company and the German Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or the German Borrower, as the case may be, at the address set forth opposite its respective signatures below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent, any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against either the Company or the German Borrower in any other jurisdiction.

          (b) Each of the Company and the German Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) Each of the Company and the German Borrower and each of the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to any of the Loan Documents or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

          11.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 2.14,
9.5 and 11.3 shall survive the execution and delivery of this Agreement and the Notes and each of the other Loan Documents and the indemnities set forth in Sections 2.14, 9.5 and 11.3 shall survive the making and repayment of the Revolving Loans and the issuance and expiration or termination of the Letters of Credit.

          11.14  Lender's Representation and Certain
Agreements. Each Lender represents that, as of the date hereof, either (i) it is a corporation or other entity organized in or under the laws of the United States or any State thereof or (ii) (A) in the case of a Borrowing by the Company it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to any of the Loan Documents (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States or
(B) in the case of a Borrowing by the German Borrower, that it is entitled to a full exemption from any Taxes in relation to which additional payments may be required pursuant to
Section 3.5. Each Lender agrees to provide to the Company and the Agent on the Effective Date (to the extent not previously provided), in the case of each Lender that is an original signatory hereto, and within 10 days of the date of the assignment pursuant to which it became a Lender in the case of any assignee Lender, and at such other times as required by United States law or as the Company or the Agent shall reasonably request, (i) if the Lender is a corporation or other entity organized in or under the laws of the United States or any State thereof it shall deliver a Form W-9 (or any successor form thereof) and (ii) if the Lender is not a corporation or other entity organized in or under the laws of the United States or any State thereof it shall deliver two accurate and complete original signed copies of either (x) Internal Revenue Service Form 4224 (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the "Form 4224 Certification") or (y) Internal Revenue Service Form 1001 (or successor form) certifying that it is entitled to the benefits of a provision of a tax convention to which the United States is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the "Form 1001 Certification"). In addition, each Lender agrees that if it previously filed a Form 1001 Certification it will deliver to the Company and the Agent a new Form 1001 Certification prior to the first payment date falling in the third year following the previous filing of such certification; and if it previously filed a Form 4224 Certification it will deliver to the Company and the Agent a new Form 4224 Certification prior to the first payment date occurring in each of its subsequent taxable years. Each Lender also agrees to deliver to the Company and the Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder; provided that the circumstances of the Lender at the relevant time and applicable laws permit it to do so. If a Lender determines, as a result of any change in either (i) applicable law, regulation or treaty, or in any official interpretation or application thereof, or (ii) its circumstances that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 11.14, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Company and the Agent of such fact and such Lender will not be considered to have failed to comply with the provisions of this Section 11.14. If a Lender fails to submit the Form W-9 (or successor form) (in the case of a Lender organized under the laws of the United States or any State thereof) or fails to submit either a Form 1001 Certification or a Form 4224 Certification (in the case of a Lender organized under the laws of a jurisdiction outside the United States) in each such case satisfactory to the Agent and the Company indicating that all payments to be made to such Lender hereunder are not subject to United States withholding or backup withholding tax, the Company or the Agent shall withhold taxes from such payments at the applicable statutory rate. Each Lender agrees to indemnify and hold the Company, the German Borrower and the Agent harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by them as a result of either
(i) its failure to submit any form or certificate that it is required to provide pursuant to this Section 11.14 or
(ii) their reliance on any such form or certificate which it has provided to them pursuant to this Section 11.14. However, the Lender will not indemnify the Company, the German Borrower and the Agent if it determines, as a result of any change in either (i) applicable law, regulation or treaty, or in any official interpretation or application thereof, or (ii) its circumstances (but only those not within its control), that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 11.14.

          11.15 Headings. The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to effect the meaning or construction of any of the provisions hereof.

          11.16 Change in Accounting Principles. If any preparation of the financial statements referred to in Section
5.1 or 8.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in any results, amounts, calculations, ratios, standards or terms found in Section 2, 5 or 6 from those which would be derived or be applicable absent such changes, the Company may reflect such changes in the financial statements required to be delivered pursuant to Section 5.1, but calculations of financial covenants shall be made without giving effect to any such changes. Upon the request of the Company or the Agent the parties hereto agree to enter into negotiations in order to amend the financial covenants and other terms of this Agreement if there occur any changes in GAAP that have a material effect on the financial statements of the Company, so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company's financial condition and such other terms shall be the same in all material respects after such changes as if the changes had not been made.

          11.17 Defaulting Lender. (a) Upon any Lender becoming a Defaulting Lender, (i) the Agent or, in the case of clause (iv) of the definition of "Defaulting Lender", the Issuing Lender of any relevant Letter of Credit shall endeavor to promptly notify each other Lender of the amount owed or potentially owed, as the case may be, by such Defaulting Lender and (ii) the Total Revolving Loan Commitment shall be reduced by an amount equal to the unutilized portion of such Defaulting Lender's Pro Rata Share thereof then in effect (the "Unutilized Portion"); provided, however, that, with the prior written consent of the Agent, the Company and the German Borrower may request a non-defaulting Lender to, whereupon such non-defaulting Lender may (in its sole discretion and without the consent of any other Lender), by promptly notifying the Company and the German Borrower and the Agent, increase its Revolving Loan Commitment in an amount equal to the Unutilized Portion, in which case, upon receipt by the Company and the German Borrower and the Agent of such notice, (x) the Revolving Loan Commitment of such non-defaulting Lender shall be so increased and (y) the amount of the Total Revolving Loan Commitment then in effect shall be equal to the amount of the Total Revolving Loan Commitment in effect immediately prior to the time such Defaulting Lender became a Defaulting Lender and
(iii) the Pro Rata Share of such Defaulting Lender shall be reduced to zero.

          (b) No Defaulting Lender shall be entitled to be an Issuing Lender hereunder or to receive any fees accrued on and after the date such Lender became a Defaulting Lender.

          (c) Notwithstanding anything contained herein to the contrary, no Defaulting Lender shall be entitled to receive any payments hereunder on account of any Revolving Loans, Notes or Letters of Credit until all amounts that are due and payable with respect to any Revolving Loans or Letters of Credit as to which such Defaulting Lender is not a Lender or a participant shall have been paid in full.

          (d) Nothing in this Section 11.17 shall be deemed to release any Defaulting Lender from fulfilling its obligations under this Agreement or otherwise or to prejudice the rights which the Company or the German Borrower or any other Lender or the Agent may have against any such Defaulting Lender. Each non-defaulting Lender, upon funding any amount that would otherwise have been funded or required to have been by a Defaulting Lender, shall have a direct claim and right of action against such Defaulting Lender for any and all such amounts funded by such non-defaulting Lender and any expenses (including reasonable fees and expenses of counsel and allocated costs of internal counsel) arising out of or in connection with any such funding or enforcing its rights under this Section 11.17.

          11.18 Confidentiality. Subject to Section 11.4(d), Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event, subject to Section 11.4(d), may make disclosure in connection with the contemplated transfer of all or any part of their Credit Exposure or participation therein or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall endeavor to notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by either the Company or the German Borrower.

          11.19 Judgment Currency. (a) The Borrowers' obligations hereunder and under the other Loan Documents to make payments in the Applicable Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against either the Company or the German Borrower, as the case may be, in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the Deutsche Mark Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Agent or if the Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Agent) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Company and the German Borrower covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

          (c) For purposes of determining the Deutsche Mark Equivalent or the Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

          11.20 Register. The Borrowers hereby designate the Agent to serve as the Borrowers' agent, solely for purposes of this Section 11.20, to maintain a register (the "Register") on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Revolving Loans made by each of the Lenders and each repayment in respect of the principal amount of the Revolving Loans of each Lender.
Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers' obligations in respect of such Revolving Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Revolving Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Revolving Loan Commitment and Revolving Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Revolving Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Revolving Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.4. Coincident with the delivery of such an Assignment Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if issued) evidencing such Revolving Loan, and thereupon, upon written request, one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. Each Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 11.20.

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


                              MILACRON INC.


                              By: /s/ Robert P. Lienesch


                              Title: Vice President and Treasurer

                              Notice Address:
                              Milacron Inc.
                              4701 Marburg Avenue
                              Cincinnati, Ohio  45209
                              Attention:   Treasurer
                              Telephone:   (513) 841-8577
                              Telecopier:  (513) 841-7166


                              MILACRON KUNSTSTOFF-MASCHINEN
                                EUROPA GmbH,


                              By: /s/ Robert P. Lienesch
                                  on basis of Power of Attorney
                                  dated as of December 15, 1998


                              Notice Address:
                              c/o Milacron Inc.
                              4701 Marburg Avenue
                              Cincinnati, Ohio 45209
                              Attention:  Robert P. Lienesch
                              Telephone:  (513)  841-8933
                              Telecopier: (513)  841-8000


                              BANKERS TRUST COMPANY,
                                as a Lender and as Agent


                              By:  /s/ Anthony LoGrippo


                              Title:  Vice President

                              Notice Address and Payment
                              Office:

                              Bankers Trust Company
                              130 Liberty Street
                              New York, New York  10006
                              Attention:  Edward G. Benedict
                              Telephone:  (212) 250-3708
                              Telecopier: (212) 250-7026


                              ABN AMRO BANK N.V., as a Lender

                              By:  /s/ Patrick M. Pastore

                              Title:  Vice President

                              By:  /s/ Louis K. McLinden, Jr.

                              Title:  Vice President

                              Notice Office and Payment
                              Office:

                              208 South LaSalle Street
                              Chicago, IL 60674
                              Attention:  Loan Administration
                              Telephone:  (312)  992-5151
                              Telecopier: (312)  992-5156

                              One PPG Place
                              Suite 2950
                              Pittsburgh, PA  15222
                              Attention:  Pat Pastore
                              Telephone:  (412)  566-2297
                              Telecopier: (412)  566-2266

                              COMERICA BANK, as a Lender

                              By:  /s/  David C. Bird

                              Title:  Vice President

                              Notice Office and Payment Office:

                              500 Woodward Avenue
                              Detroit, Michigan  48226
                              Attention:  Lisa M. Kotula
                              Telephone:  (313)  222-9644
                              Telecopier: (313)  222-9514

                              CREDIT LYONNAIS CHICAGO BRANCH,
                                 as a Lender

                              By:  /s/ Mary Ann Klemm
                              Title:  Vice President

                              Notice Address and Payment Office:


                              KEYBANK NATIONAL ASSOCIATION, as
                              a Lender

                              By:  /s/ Thomas J. Purcell

                              Title:  Vice President

                              Notice Address and Payment Office:



                              MELLON BANK, N.A., as a Lender

                              By:  /s/ Ryan F. Busch

                              Title:  Assistant Vice President


                              Notice Address and Payment Office:




                              MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as a Lender

                              By:  /s/ Robert Bottamedi

                              Title:  Vice President

                              Notice Address and Payment Office:



                              NATIONSBANK N.A., as a Lender

                              By:  /s/ Valerie C. Mills

                              Title:  Sr. Vice President

                              Notice Address and Payment Office:


                              NBD BANK, N.A., as a Lender

                              By:  /s/ Edward C. Hathaway

                              Title:  First Vice President

                              Notice Address and Payment Office:


                              PNC BANK, OHIO, N.A., as a Lender

                              By:  /s/ David F. Knuth

                              Title:  Vice President

                              Notice Address and Payment Office:


                              STAR BANK, N.A., as a Lender

                              By:  /s/ Thomas D. Gibbons

                              Title:  Vice President

                              Notice Address and Payment Office:









                                                   Schedule 2.1



     Lenders' Revolving Loan Commitment and Pro Rata Share


                               Revolving
                                  Loan
Lender                         Commitment     Pro Rata Share

Bankers Trust Company       $37,051,282.00    9.88034%

ABN AMRO Bank N.V.          35,000,000.00     9.33333

Comerica Bank               37,051,281.60     9.88034

Credit Lyonnais Chicago     28,846,155.00     7.69230
Branch

Keybank National            37,051,281.60     9.88034
Association

Mellon Bank, N.A.           25,000,000.00     6.66666

Morgan Guaranty             35,000,000.00     9.33333
Trust Company of New York

NationsBank N.A.            37,051,281.60     9.88034

NBD Bank, N.A.              37,051,281.60     9.88034

PNC Bank, National          37,051,281.60     9.88034
Association

Star Bank, N.A.             28,846,155.00     7.69230

Total                     $375,000,000.00         100%